AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 1999
--------------------------------------------------------------------------------

                                                               FILE NO. 33-91916

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                       POST-EFFECTIVE AMENDMENT NO. 6 /X/

                                       TO

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        GLENROOK LIFE AND ANNUITY COMPANY
                           (Exact Name of Registrant)


                    ARIZONA                                 35-1113325
         (State or Other Jurisdiction                    (I.R.S. Employer
       of Incorporation or Organization)              Identification Number)

                  3100 SANDERS ROAD, NORTHBROOK, ILLINOIS 60062
                     (Address of Principal Executive Office)

                               MICHAEL J. VELOTTA
                  VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                       GLENBROOK LIFE AND ANNUITY COMPANY
                                3100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                  847/402-2400
                (Name and Complete Address of Agent for Service)

                                   COPIES TO:

    RICHARD T. CHOI, ESQUIRE                      TERRY R. YOUNG, ESQUIRE
 FREEDMAN, LEVY, KROLL & SIMONDS           ALLSTATE LIFE FINANCIAL SERVICES, INC
  1050 CONNECTICUT AVENUE, N.W.                      3100 SANDERS ROAD
            SUITE 825                               NORTHBROOK, IL 60062
   WASHINGTON, D.C. 20036-5366


Approximate date of commencement of proposed sale to the public: The annuity contract covered by this registration statement is to be issued promptly and from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: /X/

                        THE STI CLASSIC VARIABLE ANNUITY



Glenbrook Life And Annuity Company                  Prospectus dated May 1, 1999
3100 Sanders Road, Northbrook, IL 60062
Telephone Number: 1-800-453-6038



Glenbrook Life and Annuity Company ("Glenbrook") is offering the STI Classic Variable Annuity, an individual flexible premium deferred variable annuity contract ("Contract"). This prospectus contains information about the Contract that you should know before investing. Please keep it for future reference.

The Contract currently offers 16 investment alternatives ("investment alternatives"). The investment alternatives include 3 fixed account options ("Fixed Account Options") and 13 variable sub-accounts ("Variable Sub-Accounts") of the Glenbrook Life and Annuity Company Variable Annuity Account ("Variable Account"). Each Variable Sub-Account invests exclusively in shares of one of the following mutual fund portfolios ("Portfolios"):


STI Classic Variable Trust:                        Templeton Variable Products Series
---------------------------                        ----------------------------------
STI Capital Appreciation Fund (previously          Templeton Bond Fund - Class 2
      known as the Capital Growth Fund)
STI International Equity Fund                      Templeton Stock Fund - Class 2
STI Investment Grade Bond Fund
STI Mid-Cap Equity Fund (previously known          Oppenheimer Variable Account Funds:
      as the Aggressive Growth portfolio)          -----------------------------------
STI Small Cap Equity Fund                          Oppenheimer Multiple Strategies Fund
STI Value Income Stock Fund                        Oppenheimer Strategic Bond Fund

AIM Variable Insurance Funds, Inc.:                Federated Insurance Series:
-----------------------------------                ---------------------------
AIM V.I. Capital Appreciation Fund                 Federated Prime Money Fund II
AIM V.I. High Yield Fund                           (previously known as the Prime Money Fund)


We (Glenbrook) have filed a Statement of Additional Information, dated May 1, 1999, with the Securities and Exchange Commission ("SEC"). It contains more information about the Contract and is incorporated herein by reference, which means it is legally a part of this prospectus. Its table of contents appears on page __ of this prospectus. For a free copy, please write or call us at the address or telephone number above, or go to the SEC's Web site (http://www.sec.gov). You can find other information and documents about us, including documents that are legally part of this prospectus, at the SEC's Web site.


              The Securities and Exchange Commission has not approved or disapproved the securities described in this prospectus, nor has it passed on the accuracy or the adequacy of this prospectus. Anyone who tells you otherwise is committing a federal crime.

IMPORTANT     The Contracts may be distributed through broker-dealers that
NOTICES       have relationships with banks or other financial institutions or by employeesof such banks. However, the Contracts are not deposits, or obligations of, or guaranteed by such institutions or any federal regulatory agency. Investment in the Contracts involves investment risks, including possible loss of principal.

              The Contracts are not FDIC insured.


TABLE OF CONTENTS

--------------------------------------------------------------------------------



                                                                                 Page

                     Important Terms............................................
Overview             The Contract At A Glance...................................
                     How the Contract Works.....................................
                     Expense Table..............................................
                     Financial Information......................................



                     The Contract...............................................

                     Purchases..................................................
                     Contract Value.............................................
                     Investment Alternatives....................................
                              The Variable Sub-Accounts.........................
                              The Fixed Account Options.........................
                              Transfers.........................................
Contract             Expenses...................................................
Features             Access To Your Money.......................................
                     Income Payments............................................
                     Death Benefits.............................................



                     More Information:
                              Glenbrook.........................................
                              The Variable Account..............................
                              The Portfolios....................................
Other                         The Contract......................................
Information                   Qualified Plans...................................
                              Legal Matters.....................................
                              Year 2000.........................................
                     Taxes......................................................
                     Annual Reports and Other Documents.........................
                     Performance Information....................................
                     Experts....................................................
                     Appendix A--Accumulation Unit Values.......................
                     Appendix B - Market Value Adjustment ......................
                     Statement of  Additional Information Table of Contents.....


IMPORTANT TERMS

--------------------------------------------------------------------------------


This prospectus uses a number of important terms that you may not be familiar with. The index below identifies the page that describes each term. The first use of each term in this prospectus appears in highlights.

                                                                                           Page

        Accumulation Phase..............................................................
        Accumulation Unit ..............................................................
        Accumulation Unit Value ........................................................
        Anniversary Values..............................................................
        Annuitant.......................................................................
        Automatic Additions Program.....................................................
        Automatic Portfolio Rebalancing Program.........................................
        Beneficiary.....................................................................
        Cancellation Period ............................................................
        Contract .......................................................................
        Contract Anniversary............................................................
        Contract Owner ("You") .........................................................
        Contract Value .................................................................
        Contract  Year..................................................................
        Death Benefit Anniversary ......................................................
        Dollar Cost Averaging Program...................................................
        Due Proof of Death..............................................................
        Enhanced  Death  Benefit Rider..................................................
        Fixed Account Options ..........................................................
        Free Withdrawal Amount .........................................................
        Glenbrook ("We")................................................................
        Guarantee  Periods..............................................................
        Income Plan ....................................................................
        Investment Alternatives ........................................................
        Issue Date .....................................................................
        Market Value Adjustment ........................................................
        Payout Phase....................................................................
        Payout Start Date  .............................................................
        Portfolios......................................................................
        SEC.............................................................................
        Settlement  Value ..............................................................
        Systematic Withdrawal Program...................................................
        Valuation Date..................................................................
        Variable Account ...............................................................
        Variable Sub-Account ...........................................................

THE CONTRACT AT A GLANCE

--------------------------------------------------------------------------------


The following is a snapshot of the Contract. Please read the remainder of this prospectus for more information.

--------------------------------------------------------------------------------

    Flexible Payments
                             You can purchase a Contract with as little as $3,000 ($2,000 for "Qualified Contracts," which are Contracts issued with qualified plans). You can add to your Contract as often and as much as you like, but each payment must be at least $50.

 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------

    Right to Cancel          You may cancel  your  Contract  within  20  days of
                             receipt  or  any  longer  period  your  state   may
                             require ("Cancellation Period"). Upon cancellation, we will return your purchase payments adjusted, to the extent state law permits, to reflect the investment experience of any amounts allocated to the Variable Account.

 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------

    Expenses                 You will bear the following expenses:

                             o Total Variable Account annual fees equal to 1.35% of average daily net Assets (1.45% if you select the Enhanced Death Benefit Rider)
                             o Annual contract maintenance charge of $30 (with certain exceptions)
                             o   Withdrawal  charges  ranging from  0%  to 7% of
                                 payment withdrawn (with certain exceptions)
                             o   Transfer  fee of $10 after 12th transfer in any
                                 Contract Year (fee currently waived)
                             o   State  premium  tax (if your state imposes one)

                             In addition, each Portfolio pays expenses that you will bear indirectly if you invest in a Variable Sub-Account.

 -------------------------------------------------------------------------------

    Investment
    Alternatives             The  Contract offers 16 investment alternatives
                             including:

                             o 3 Fixed Account Options (which credit interest at rates we guarantee)
                             o   13   Variable    Sub-Accounts    investing   in
                                 Portfolios    offering    professional    money
                                 management by these investment advisers:

                                 o   STI Capital Management, N.A.
                                 o   A I M Advisors, Inc.
                                 o   Templeton Investment Counsel, Inc.
                                 o   OppenheimerFunds, Inc.
                                 o   Federated Advisers

                             To find out current rates being paid on the Fixed Account Options or how the Variable Sub-Accounts have performed, call us at 1-800-755-5275.

 -------------------------------------------------------------------------------

    Special Services         For your convenience, we offer these special
                             services:

                             o   Automatic Portfolio Rebalancing Program
                             o   Automatic Additions Program
                             o   Dollar Cost Averaging Program
                             o   Systematic Withdrawal Program



--------------------------------------------------------------------------------

    Income Payments You can choose fixed income payments, variable income payments, or a combination of the two. You can receive your income payments in one of the following ways:

                             o   life income with guaranteed payments
                             o   a joint and survivor life income with
                                 guaranteed payments
                             o guaranteed payments for a specified period (5 to 30 years)


--------------------------------------------------------------------------------

    Death Benefits If you die before the Payout Start Date we will pay the death benefit described in the
                             Contract. We offer an, Enhanced Death Benefit option to owners of Contracts issued on or after May 1, 1997.

--------------------------------------------------------------------------------


    Transfers                Before the Payout Start Date you may transfer  your
                             Contract   value   ("Contract   Value")  among  the
                             investment alternatives, with certain restrictions.
                             No minimum applies to the amount you transfer.

                             We do not currently impose a fee upon transfers. However, we reserve the right to charge $10 per transfer after the 12th transfer in each "Contract Year," which we measure from the date we issue your contract or a Contract anniversary ("Contract Anniversary").


--------------------------------------------------------------------------------

    Withdrawals              You may withdraw some or all of your Contract Value
                             at anytime prior to the earlier of:

                             (1) the death of the Contract owner (the Annuitant
                                 if the Contract owner is not a natural person) or
                             (2) the Payout Start Date.

                             In general, you must withdraw at least $50 at a time. A 10% federal tax penalty may apply if you withdraw before you are 59 1/2 years old. A withdrawal charge and Market Value Adjustment also may apply.


 -------------------------------------------------------------------------------

HOW THE CONTRACT WORKS

--------------------------------------------------------------------------------


        The Contract basically works in two ways.

        First, the Contract can help you (we assume you are the Contract owner) save for retirement because you can invest in up to 16 investment alternatives and pay no federal income taxes on any earnings until you withdraw them. You do this during what we call the "Accumulation Phase" of the Contract. The Accumulation Phase begins on the date we issue your Contract (we call that date the "Issue Date") and continues until the Payout Start Date, which is the date we apply your money to provide income payments. During the Accumulation Phase, you may allocate your purchase payments to any combination of the Variable Sub-Accounts and/or Fixed Account Options. If you invest in any of the three Fixed Account Options, you will earn a fixed rate of interest that we declare periodically. If you invest in any of the Variable Sub-Accounts, your investment return will vary up or down depending on the performance of the corresponding Portfolios.

        Second, the Contract can help you plan for retirement because you can use it to receive retirement income for life and/or for a pre-set number of years, by selecting one of the income payment options (we call these "Income Plans") described on page __. You receive income payments during what we call the "Payout Phase" of the Contract, which begins on the Payout Start Date and continues until we make the last payment required by the Income Plan you select. During the Payout Phase, if you select a fixed income payment option, we guarantee the amount of your payments, which will remain fixed. If you select a variable income payment option, based on one or more of the Variable Sub-Accounts, the amount of your payments will vary up or down depending on the performance of the corresponding Portfolios. The amount of money you accumulate under your Contract during the Accumulation Phase and apply to an Income Plan will determine the amount of your income payments during the Payout Phase.

        The timeline below illustrates how you might use your Contract.


  Issue                                      Payout Start
  Date          Accumulation Phase                Date                Payout Phase

-------------------------------------------------------------------------------------------------------

   |            You save for retirement             |                             |           > ?



  You buy                                    You elect to             You can receive     Or you can receive
  a Contract                                 receive income           income payments     income payments
                                             payments or receive      for a set period    for life
                                             a lump sum payment


     As the Contract owner, you exercise all of the rights and privileges provided by the Contract. If you die, any surviving Contract owner or, if there is none, the Beneficiary will exercise the rights and privileges provided by the Contract. See "The Contract." In addition, if you die before the Payout Start Date, we will pay a death benefit to any surviving Contract owner or, if there is none, to your Beneficiary. See "Death Benefits."

     Please call us at 1-800-755-5275 if you have any question about how the Contract works.

EXPENSE TABLE

--------------------------------------------------------------------------------


The table below lists the expenses that you will bear directly or indirectly when you buy a Contract. The table and the examples that follow do not reflect premium taxes that may be imposed by the state where you reside. For more information about Variable Account expenses, see "Expenses," below. For more information about Portfolio expenses, please refer to the accompanying prospectuses for the Portfolios.


   ------------------------------------------------------------------------

   CONTRACT OWNER TRANSACTION EXPENSES

   Withdrawal Charge (as a percentage of purchase payments)*

   Number of Complete Years
   Since We Received Payment
   Being Withdrawn:      0      1      2       3      4      5      6      7+

   Applicable Charge:    7%     6%     5%      4%     3%     2%     1%     0%

   Annual Contract Maintenance Charge..................................$30.00**
   Transfer Fee.......................................................$10.00***

   -------------------

   * Each Contract Year, you may withdraw up to 10% of the Contract Value on the date of the first withdrawal that Year without incurring a withdrawal charge. However, any applicable Market Value Adjustment determined as of the date of withdrawal will apply.

   ** We will waive this charge in certain cases.  See "Expenses."

   ***Applies solely to the thirteenth and subsequent transfers within a Contract Year. We are currently waiving the transfer fee.


   -----------------------------------------------------------------------------

   VARIABLE ACCOUNT ANNUAL EXPENSES
   (as a percentage of average daily net asset value deducted from each Variable Sub-Account)

   Mortality and Expense Risk Charge......................................1.25%*
   Administrative Expense Charge..........................................0.10%
                Total Variable Account Annual Expenses....................1.35%


   -------------------

   * If you select the Enhanced Death Benefit Rider (available to purchasers after May 1, 1997), the Mortality and Expense Risk Charge will be equal to 1.35% of your Contract's average daily net assets in the Variable Account.

   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------

   PORTFOLIO ANNUAL EXPENSES (After Voluntary Reductions and Reimbursements) (as a percentage of Portfolio average daily net assets)(1)

                                                                                          Total
                                                                                         Annual
                                                  Advisory    Rule 12b-1     Other      Portfolio
        Portfolio                                    Fee         Fees       Expenses     Expenses
        ---------                                 --------    ----------    --------    ---------


        STI Capital Appreciation Fund(2)            0.89%         -          0.26%        1.15%
        STI International Equity Fund               0.78%         -          0.82%        1.60%
        STI Investment Grade Bond Fund              0.15%         -          0.60%        0.75%
        STI Mid Cap Equity Fund                     0.77%         -          0.38%        1.15%
        STI Small Cap Equity Fund (3)               0.45%         -          0.75%        1.20%
        STI Value Income Stock Fund                 0.64%         -          0.31%        0.95%
        AIM V.I. Capital Appreciation Fund          0.62%         -          0.05%        0.67%
        AIM V.I. High Yield Fund                    0.00%         -          1.13%        1.13%
        Templeton Bond Fund Class 2 (4)             0.50%       0.15%        0.23%        0.88%
        Templeton Stock Fund Class 2                0.70%       0.25%        0.19%        1.14%
        Oppenheimer Multiple Strategies Fund        0.72%         -          0.04%        0.76%
        Oppenheimer Strategic Bond Fund             0.74%         -          0.06%        0.80%
        Federated Prime Money Fund II               0.30%         -          0.50%        0.80%

        -------------------

        (1) Figures shown in the table are for each Portfolio's most recently completed fiscal year. Absent voluntary reductions and reimbursements for certain Portfolios, advisory fees, other expenses and total annual Portfolio expenses expressed as a percentage of average net assets of the Portfolios would have been as follows:

                    STI Capital Appreciation Fund --         1.15%  0.26%  1.41%
                    STI International Equity Fund --         1.25%  0.82%  2.07%
                    STI Investment Grade Bond Fund -         0.74%  0.60%  1.34%
                    STI Mid-Cap Equity Fund --               1.15%  0.38%  1.53%
                    STI Small Cap Equity Fund--              1.15%  0.75%  1.90%
                    STI Value Income Stock Fund -            0.80%  0.31%  1.11%
                    Federated Prime Money Fund II --         0.50%  0.50%  1.00%

        (2)     Formerly known as STI Capital Growth Fund.

        (3) The fees and/or expenses are based on estimated expenses for the current fiscal year.

        (4) Class 2 of the Templeton Bond Fund has a distribution plan or "Rule 12b-1 plan" as described in the Fund prospectus. Because no Class 2 shares were issued as of December 31, 1998, figures (other than "12b-1 Fees") are based on the expenses of the Fund's Class 1 shares for the fiscal year ended December 31, 1998, plus Class 2's maximum annual Rule 12b-1 fee of 0.15%.


        ------------------------------------------------------------------------

EXAMPLE 1
---------

The example below shows the dollar amount of expenses that you would bear directly or indirectly if you:

o       invested $1,000 in a Variable Sub-Account,
o       earned a 5% annual return on your investment,
o       surrendered your Contract at the end of each time period, and
o       elected the Enhanced Death Benefit Rider.

The example does not include any taxes or tax penalties you may be required to pay if you surrender your Contract.


           SUB-ACCOUNT                            1 YEAR      3 YEARS      5 YEARS     10 YEARS
           -----------                            ------      -------      -------     --------
           STI Capital Appreciation                $84          $128         $174        $328
           STI International Equity                $91          $148         $207        $390
           STI Investment Grade Bond               $83          $125         $170        $321
           STI Mid-Cap Equity                      $85          $131         $180        $340
           STI Small Cap Equity                    $89          $142         $198        $374
           STI Value Income Stock                  $81          $118         $159        $298
           AIM V.I. Capital Appreciation           $76          $105         $136        $253
           AIM V.I. High Yield                     $81          $119         $160        $300
           Templeton Bond                          $78          $111         $147        $275
           Templeton Stock                         $81          $119         $160        $301
           Oppenheimer Multiple Strategies         $77          $108         $141        $263
           Oppenheimer Strategic Bond              $78          $109         $143        $267
           Federated Prime Money Fund II           $78          $109         $143        $267

EXAMPLE 2
---------

Same assumptions as Example 1 above, except that you decide not to surrender your Contract or you began receiving income payments at the end of each period.


           SUB-ACCOUNT                            1 YEAR      3 YEARS      5 YEARS     10 YEARS
           -----------                            ------      -------      -------     --------
           STI Capital Appreciation                 $30         $ 92         $156        $328
           STI International Equity                 $37         $112         $189        $390
           STI Investment Grade Bond                $29         $ 90         $153        $321
           STI Mid-Cap Equity                       $31         $ 95         $162        $340
           STI Small Cap Equity                     $35         $107         $180        $374
           STI Value Income Stock                   $27         $ 83         $141        $298
           AIM V.I. Capital Appreciation            $22         $ 69         $118        $253
           AIM V.I. High Yield                      $27         $ 83         $142        $300
           Templeton Bond                           $25         $ 76         $129        $275
           Templeton Stock                          $27         $ 84         $142        $301
           Oppenheimer Multiple Strategies          $23         $ 72         $123        $263
           Oppenheimer Strategic Bond               $24         $ 73         $125        $267
           Federated Prime Money Fund II            $24         $ 73         $126        $267


Please remember that you are looking at examples and not a representation of past or future expenses. Your actual expenses may be lower or greater than those shown above. Similarly, your rate of return may be lower or greater than 5%, which is not guaranteed. The above examples assume the election of the Enhanced Death Benefit Rider with a mortality and expense risk charge of 1.35% rather than 1.25%. If that Rider were not elected, the expense figures shown above would be slightly lower. To reflect the contract maintenance charge in the examples, we estimated an equivalent percentage charge, based on an assumed average Contract size of $57,476.

FINANCIAL INFORMATION

--------------------------------------------------------------------------------



To measure the value of your investment in the Variable Sub-Accounts during the Accumulation Phase, we use a unit of measure we call the "Accumulation Unit." Each Variable Sub-Account has a separate value for its Accumulation Units we call "Accumulation Unit Value." Accumulation Unit Value is analogous to, but not the same as, the share price of a mutual fund.

Attached as Appendix A to this prospectus are tables showing the Accumulation Unit Values of each Variable Sub-Account since its inception. To obtain a fuller picture of each Variable Sub-Account's finances, please refer to the Variable Account's financial statements contained in the Statement of Additional Information. The financial statements of Glenbrook also appear in the Statement of Additional Information.

THE CONTRACT

--------------------------------------------------------------------------------



CONTRACT OWNER

The STI Classic Variable Annuity is a contract between you, the Contract owner, and Glenbrook, a life insurance company. As the Contract owner, you may exercise all of the rights and privileges provided to you by the Contract. That means it is up to you to select or change (to the extent permitted):

o    the investment alternatives during the Accumulation and Payout Phases,
o    the amount and timing of your purchase payments and withdrawals,
o    the programs you want to use to invest or withdraw money,
o    the income payment plan you want to use to receive retirement income,
o the Annuitant (either yourself or someone else) on whose life the income payments will be based,
o the Beneficiary or Beneficiaries who will receive the benefits that the Contract provides when you die, and
o    any other rights that the Contract provides.

If you die, any surviving Contract owner or, if none, the Beneficiary may exercise the rights and privileges provided to them by the Contract.

The Contract cannot be jointly owned by both a non-natural person and a natural person.

You can use the Contract with or without a qualified plan. A qualified plan is a personal retirement savings plan, such as an IRA or tax-sheltered annuity, that meets the requirements of the Internal Revenue Code. Qualified plans may limit or modify your rights and privileges under the Contract. We use the term "Qualified Contract" to refer to a Contract issued with a qualified plan. See "Qualified Plans" on page __.


ANNUITANT

The Annuitant is the individual whose life determines the amount and duration of income payments (other than under Income Plans with guaranteed payments for a specified period). You initially designate an Annuitant in your application. You may change the Annuitant at any time prior to the Payout Start Date. You may designate a joint Annuitant, who is a second person on whose life income payments depend. If the Annuitant dies prior to the Payout Start Date, the new Annuitant will be:

     (i)  the youngest Contract owner; otherwise,

     (ii) the youngest Beneficiary.


BENEFICIARY

The Beneficiary is the person who may elect to receive the death benefit or become the new Contract owner if the sole surviving Contract owner dies before the Payout Start Date. If the sole surviving Contract owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed income payments scheduled to continue.

You may name one or more Beneficiaries when you apply for a Contract. You may change or add Beneficiaries at any time, unless you have designated an irrevocable Beneficiary. We will provide a change of Beneficiary form to be signed and filed with us. Any change will be effective at the time you sign the written notice. Until we receive your written notice to change a Beneficiary, we are entitled to rely on the most recent Beneficiary information in our files. We will not be liable as to any payment or settlement made prior to receiving the written notice. Accordingly, if you wish to change your Beneficiary, you should deliver your written notice to us promptly.

If you did not name a Beneficiary or if the named Beneficiary is no longer living, the Beneficiary will be:

     o    your spouse or, if he or she is no longer alive,
     o    your surviving children equally, or if you have no surviving children,
     o    your estate.

If more than one Beneficiary survives you (the Annuitant if the Contract owner is not a natural person), we will divide the death benefit among your Beneficiaries according to your most recent written instructions. If you have not given us written instructions, we will pay the death benefit in equal amounts to the surviving Beneficiaries.


MODIFICATION OF THE CONTRACT

Only a Glenbrook officer may approve a change in or waive any provision of the Contract. Any change or waiver must be in writing. None of our agents has the authority to change or waive the provisions of the Contract. We may not change the terms of the Contract without your consent, except to conform the Contract to applicable law or changes in the law. If a provision of the Contract is inconsistent with state law, we will follow state law.


ASSIGNMENT

We will not honor an assignment of an interest in a Contract as collateral or security for a loan. However, you may assign periodic income payments under the Contract prior to the Payout Start Date. No Beneficiary may assign benefits under the Contract until they are due. We will not be bound by any assignment until you sign it and file it with us. We are not responsible for the validity of any assignment. Federal law prohibits or restricts the assignment of benefits under many types of retirement plans and the terms of such plans may themselves contain restrictions on assignments. An assignment may also result in taxes or tax penalties. You should consult with an attorney before trying to assign your Contract.

PURCHASES

--------------------------------------------------------------------------------


MINIMUM PURCHASE PAYMENTS

Your initial purchase payment must be at least $3,000 ($2,000 for a Qualified Contract). All subsequent purchase payments must be $50 or more. You may make purchase payments at any time prior to the earlier of the Payout Start Date or your 86th birthday. We reserve the right to limit the maximum amount of purchase payments we will accept.


AUTOMATIC ADDITIONS PROGRAM

You may make subsequent purchase payments by automatically transferring money from your bank account. Please call or write us for an enrollment form.


ALLOCATION OF PURCHASE PAYMENTS

At the time you apply for a Contract, you must decide how to credit your purchase payments among the investment alternatives. The allocation you specify on your application will be effective immediately. All allocations must be in whole percentages that total 100% or in whole dollars. You can change your allocations by notifying us in writing.

We will allocate your purchase payments to the investment alternatives according to your most recent instructions on file with us. Unless you notify us in writing otherwise, we will allocate subsequent purchase payments according to the allocation for the previous purchase payment. We will effect any change in allocation instructions at the time we receive written notice of the change in good order.

We will credit the initial purchase payment that accompanies your completed application to your Contract within 2 business days after we receive the payment at our home office. If your application is incomplete, we will ask you to complete your application within 5 business days. If you do so, we will credit your initial purchase payment to your Contract within that 5 business day period. If you do not, we will return your purchase payment at the end of the 5 business day period unless you expressly allow us to hold it until you complete the application. We will credit subsequent purchase payments to the Contract at the close of the business day on which we receive the purchase payment at our home office.

We are open for business each day Monday through Friday that the New York Stock Exchange is open for business. We also refer to these days as "Valuation Dates." Our business day closes when the New York Stock Exchange closes, usually 4 p.m. Eastern Time (3 p.m. Central Time). If we receive your purchase payment after 3 p.m. Central Time on any Valuation Date, we will credit your purchase payment using the Accumulation Unit Values computed on the next Valuation Date.


RIGHT TO CANCEL

You may cancel the Contract by returning it to us within the Cancellation Period, which is the 20 day period after you receive the Contract, or a longer period should your state require it. You may return it by delivering it or mailing it to us. If you exercise this "Right to Cancel," the Contract terminates and we will pay you the full amount of your purchase payments allocated to the Fixed Account. We also will return your purchase payments allocated to the Variable Account adjusted, to the extent state law permits, to reflect investment gain or loss that occurred from the date of allocation through the date of cancellation. Some states may require us to return a greater amount to you.

CONTRACT VALUE

--------------------------------------------------------------------------------



Your Contract Value at any time during the Accumulation Phase is equal to the sum of the value of your Accumulation Units in the Variable Sub-Accounts you have selected, plus the value of your interest in the Fixed Account Options.


ACCUMULATION UNITS

To determine the number of Accumulation Units of each Variable Sub-Account to credit to your Contract, we divide (i) the amount of the purchase payment you have allocated to a Variable Sub-Account by (ii) the Accumulation Unit Value of that Variable Sub-Account next computed after we receive your payment. For example, if we receive a $10,000 purchase payment allocated to a Variable Sub-Account when the Accumulation Unit Value for the Sub-Account is $10, we would credit 1,000 Accumulation Units of that Variable Sub-Account to your Contract.


ACCUMULATION UNIT VALUE

As a general matter, the Accumulation Unit Value for each Variable Sub-Account will rise or fall to reflect:

     o changes in the share price of the Portfolio in which the Variable Sub-Account invests, and

     o the deduction of amounts reflecting the mortality and expense risk charge, administrative expense charge, and any provision for taxes that have accrued since we last calculated the Accumulation Unit Value.

We determine contract maintenance charges, withdrawal charges, and transfer fees (currently waived) separately for each Contract. They do not affect Accumulation Unit Value. Instead, we obtain payment of those charges and fees by redeeming Accumulation Units. For details on how we calculate Accumulation Unit Value, please refer to the Statement of Additional Information.

We determine a separate Accumulation Unit Value for each Variable Sub-Account on each Valuation Date. We also determine a separate set of Accumulation Unit Values reflecting the cost of the Enhanced Death Benefit Rider described on page __ below.

You should refer to the prospectuses for the Portfolios that accompany this prospectus for a description of how the assets of each Portfolio are valued, since that determination directly bears on the Accumulation Unit Value of the corresponding Variable Sub-Account and, therefore, your Contract Value.

INVESTMENT ALTERNATIVES:  The Variable Sub-Accounts

--------------------------------------------------------------------------------



You may allocate your purchase payments to up to 13 Variable Sub-Accounts. Each Variable Sub-Account invests in the shares of a corresponding Portfolio. Each Portfolio has its own investment objective(s) and policies. We briefly describe the Portfolios below.

For more complete information about each Portfolio, including expenses and risks associated with the Portfolio, please refer to the accompanying prospectus for the Portfolio. You should carefully review the Portfolio prospectuses before allocating amounts to the Variable Sub-Accounts.


----------------------------------- ---------------------------------------------- ------------------
                                                                                   Investment
Portfolio:                          Each Portfolio Seeks:                          Adviser:
----------------------------------- ---------------------------------------------- ------------------
STI Capital Appreciation Fund       Capital appreciation



                                                                                      STI Capital
                                                                                   Management, N.A.

----------------------------------- ---------------------------------------------- ------------------
STI International Equity Fund       Long-term capital appreciation

----------------------------------- ---------------------------------------------- ------------------
STI Investment Grade Bond Fund      High total return through current income and
                                    capital appreciation, while preserving the
                                    principal amount invested

----------------------------------- ---------------------------------------------- ------------------
STI Mid-Cap Equity Fund             Capital appreciation

----------------------------------- ---------------------------------------------- ------------------
STI Small Cap Equity Fund           Capital appreciation with the secondary goal
                                    of current income

----------------------------------- ---------------------------------------------- ------------------
STI Value Income Stock Fund         Current income with the secondary goal of
                                    capital appreciation
----------------------------------- ---------------------------------------------- ------------------
AIM V.I. Capital Appreciation Fund  Growth of capital                               A I M Advisors,
                                                                                         Inc.
----------------------------------- ---------------------------------------------- ------------------
AIM V.I. High Yield Fund            A high level of current income
----------------------------------- ---------------------------------------------- ------------------
Templeton Bond Fund                 High current income.  It may also consider
                                    the potential for capital appreciation due         Templeton
                                    to changes in interest rates, currency            Investment
                                    exchange rates and credit quality when           Counsel, Inc.
                                    purchasing securities.

----------------------------------- ---------------------------------------------- ------------------
Templeton Stock Fund                Capital growth
----------------------------------- ---------------------------------------------- ------------------
Oppenheimer Strategic Bond Fund     A high level of current income                 OppenheimerFunds,
                                                                                         Inc.
----------------------------------- ---------------------------------------------- ------------------
Oppenheimer Multiple Strategies     A total investment return (which includes
Fund                                current income and capital appreciation in
                                    the value of its shares)
----------------------------------- ---------------------------------------------- ------------------
Federated Prime Money Fund II       Current income consistent with the stability       Federated
                                    of principal and liquidity                         Advisers
----------------------------------- ---------------------------------------------- ------------------

Amounts you allocate to Variable Sub-Accounts may grow in value, decline in value, or grow less than you expect, depending on the investment performance of the Portfolios in which those Variable Sub-Accounts invest. You bear the investment risk that the Portfolios might not meet their investment objectives. Shares of the Portfolios are not deposits, or obligations of, or guaranteed or endorsed by any bank and are not insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other agency.

INVESTMENT ALTERNATIVES:  The Fixed Account Options

--------------------------------------------------------------------------------


You may allocate all or a portion of your purchase payments to the Fixed Account. You may choose from among 3 Fixed Account Options, including a Standard Fixed Account Option, a Dollar Cost Averaging Fixed Account Option, and the option to invest in one or more Guarantee Periods (included in the Guaranteed Maturity Amount Fixed Account). The Fixed Account Options may not be available in all states. Please consult with your sales representative for current information. The Fixed Account supports our insurance and annuity obligations. The Fixed Account consists of our general assets other than those in segregated asset accounts. We have sole discretion to invest the assets of the Fixed Account, subject to applicable law. Any money you allocate to a Fixed Account Option does not entitle you to share in the investment experience of the Fixed Account.


STANDARD FIXED ACCOUNT OPTION AND
DOLLAR COST AVERAGING FIXED ACCOUNT OPTION

Standard Fixed Account Option. Purchase payments and transfers that you allocate to the Standard Fixed Account Option will earn interest for a one year period at the current rate in effect at the time of allocation. We will credit interest daily at a rate that will compound over the year to the effective annual interest rate we guaranteed at the time of allocation. After the one year period, we will declare a renewal rate which we guarantee for a full year. Subsequent renewal dates will be every twelve months for each payment or transfer. Each payment or transfer you allocate to this Option must be at least $50.

Dollar Cost Averaging Fixed Account Option. You may establish a Dollar Cost Averaging Program by allocating purchase payments to the Dollar Cost Averaging Fixed Account Option ("DCA Fixed Account Option"). We will credit interest to purchase payments you allocate to this Option for up to one year at the current rate in effect at the time of allocation. Each purchase payment you allocate to the DCA Fixed Account Option must be at least $5,000. We reserve the right to reduce the minimum allocation amount.

We will follow your instructions in transferring amounts monthly from the DCA Fixed Account Option. However, you may not choose monthly installments of less than 3 or more than 12. Further, you must transfer each purchase payment and all its earnings out of this Option by means of dollar cost averaging within the selected program period. If you discontinue the Dollar Cost Averaging Program before the end of the transfer period, we will transfer the remaining balance in this Option to the Standard Fixed Account Option.

We bear the investment risk for all amounts allocated to the Standard Fixed Account Option and the DCA Fixed Account Option. That is because we guarantee the current and renewal interest rates we credit to the amounts you allocate to either of these Options, which will never be less than the minimum guaranteed rate in the Contract. Currently, we determine, in our sole discretion, the amount of interest credited in excess of the guaranteed rate.

We may declare more than one interest rate for different monies based upon the date of allocation to the Standard Fixed Account Option and the DCA Fixed Account Option. For current interest rate information, please contact your sales representative or Glenbrook Life at 1-800-755-5275.


GUARANTEE PERIODS

Each payment or transfer allocated to a Guarantee Period earns interest at a specified rate that we guarantee for a period of years. Guarantee Periods may range from 1 to 10 years. We are currently offering Guarantee Periods of 3, 5, 7 and 10 years in length. In the future we may offer Guarantee Periods of different lengths or stop offering some Guarantee Periods.

Each payment or transfer allocated to a Guarantee Period must be at least $50. We reserve the right to limit the number of additional purchase payments that you may allocate to this Option.

Interest Rates. We will tell you what interest rates and Guarantee Periods we are offering at a particular time. We will not change the interest rate that we credit to a particular allocation until the end of the relevant Guarantee Period. We may declare different interest rates for Guarantee Periods of the same length that begin at different times.

We have no specific formula for determining the rate of interest that we will declare initially or in the future. We will set those interest rates based on investment returns available at the time of the determination. In addition, we may consider various other factors in determining interest rates including regulatory and tax requirements, our sales commission and administrative expenses, general economic trends, and competitive factors. We determine the interest rates to be declared in our sole discretion. We can neither predict nor guarantee what those rates will be in the future. For current interest rate information, please contact your sales representative or Glenbrook at 1-800-755-5275. The annual interest rate will never be less than the minimum guaranteed rate stated in the Contract.

How We Credit Interest. We will credit interest daily to each amount allocated to a Guarantee Period at a rate that compounds to the annual interest rate that we declared at the beginning of the applicable Guarantee Period.

The following example illustrates how a purchase payment allocated to a Guarantee Period would grow, given an assumed Guarantee Period and annual interest rate:

Purchase Payment....................$10,000
Guarantee Period......................5 years
Annual Interest Rate................. 4.50%


                              END OF CONTRACT YEAR
                                          YEAR 1     YEAR 2     YEAR 3     YEAR 4     YEAR 5
                                          ------     ------     ------     ------     ------
Beginning Contract Value                $10,000.00
X (1 + Annual Interest Rate)                X1.045
                                        ----------
                                        $10,450.00
Contract Value at end of Contract Year            $10,450.00
X (1 + Annual Interest Rate)                          X1.045
                                                  ----------
                                                  $10,920.25
Contract Value at end of Contract Year                       $10,920.25
X (1 + Annual Interest Rate)                                    X 1.045
                                                             ----------
                                                             $11,411.66
Contract Value at end of Contract Year                                  $11,411.66
X (1 + Annual Interest Rate)                                               X 1.045
                                                                        ----------
                                                                        $11,925.19
Contract Value at end of Contract Year                                              $11,925.19
X (1 + Annual Interest Rate)                                                           X 1.045
                                                                                    ----------
                                                                                    $12,461.82

Total Interest Credited During Guarantee Period = $2,461.82 ($12,461.82 -$10,000)

This example assumes no withdrawals during the entire five year Guarantee Period. If you were to make a partial withdrawal, you might be required to pay a withdrawal charge. In addition, the amount withdrawn might be increased or decreased by a Market Value Adjustment that reflects changes in interest rates since the time you invested the amount withdrawn. The hypothetical interest rate is for illustrative purposes only and is not intended to predict future interest rates to be declared under the Contract. Actual interest rates declared for any given Guarantee Period may be more or less than shown above but will never be less than the guaranteed minimum rate stated in the Contract.

Renewals. At the end of each Guarantee Period, we will mail you a notice asking you what to do with the relevant amount, including the accrued interest. During the 30-day period after the end of the Guarantee Period, you may:

1) take no action. We will automatically apply your money to a new Guarantee Period of the same length as the expiring Guarantee Period. The new Guarantee Period will begin on the day the previous Guarantee Period ends. The new interest rate will be our then current declared rate for a Guarantee Period of that length; or

2) instruct us to apply your money to one or more new Guarantee Periods of your choice. The new Guarantee Period(s) will begin on the day the previous Guarantee Period ends. The new interest rate will be our then current declared rate for those Guarantee Periods; or

3) instruct us to transfer your money to the Standard Fixed Account Option. Your allocation will be effective on the day the previous Guarantee Period ends; or

4) instruct us to transfer all or a portion of your money to one or more Variable Sub-Accounts of the Variable Account. We will effect the transfer on the day we receive your instructions. We will not adjust the amount transferred to include a Market Value Adjustment; or

5) withdraw all or a portion of your money. You may be required to pay a withdrawal charge, but we will not adjust the amount withdrawn to include a Market Value Adjustment. The amount withdrawn will be deemed to have been withdrawn on the day the Guarantee Period ends. Amounts not withdrawn will be applied to a new Guarantee Period of the same length as the previous Guarantee Period. The new Guarantee Period will begin on the day the previous Guarantee Period ends.

Market Value Adjustment. All withdrawals and transfers from a Guarantee Period, other than those taken during the 30 day period after such Guarantee Period expires, are subject to a Market Value Adjustment. A Market Value Adjustment also applies upon payment of a death benefit under Contracts issued before May 1, 1997 and when you apply amounts currently invested in a Guarantee Period to an Income Plan (unless paid or applied during the 30 day period after such Guarantee Period expires).

We apply the Market Value Adjustment to reflect changes in interest rates from the time the amount being withdrawn or transferred was allocated to a Guarantee Period to the time of its withdrawal, transfer, or application to an Income Plan. As such, you bear some investment risk on amounts you allocate to any Guarantee Period in the Guaranteed Maturity Fixed Account Option.

The Market Value Adjustment may be positive or negative, depending on changes in interest rates. If interest rates increase significantly from the time you make a purchase payment, the Market Value Adjustment, withdrawal charge, premium taxes, and income tax withholding (if applicable) could reduce the amount you receive upon full withdrawal of your Contract Value to an amount that is less than the purchase payment plus interest at the minimum guaranteed interest rate under the Contract.

Generally, if the effective annual interest rate for the Guarantee Period is lower than the applicable current effective annual interest rate for a period equal to the time remaining in the Guarantee Period, then the Market Value Adjustment will result in a lower amount payable to you or transferred. Similarly, if the effective annual interest rate for the Guarantee Period is higher than the applicable current effective annual interest rate, then the Market Value Adjustment will result in a higher amount payable to you or transferred.

For example, assume that you purchase a Contract and select an initial Guarantee Period of 5 years that has an effective annual rate of 4.50%. Assume that at the end of 3 years, you make a partial withdrawal. If, at that later time, the current interest rate for a 2 year Guarantee Period is 4.00%, then the Market Value Adjustment will be positive, which will result in an increase in the amount payable to you. Conversely, if the current interest rate for the 2 year Guarantee Period is 5.00%, then the Market Value Adjustment will be negative, which will result in a decrease in the amount payable to you.

The formula for calculating Market Value Adjustments is set forth in Appendix B to this prospectus, which also contains additional examples of the application of the Market Value Adjustment.

INVESTMENT ALTERNATIVES:  Transfers

--------------------------------------------------------------------------------


TRANSFERS DURING THE ACCUMULATION PHASE

During the Accumulation Phase, you may transfer Contract Value among the investment alternatives. You may request transfers in writing or by telephone according to the procedure described below. There is no minimum transfer amount. We currently do not assess, but reserve the right to assess, a $10 charge on each transfer in excess of twelve per Contract Year. All transfers to or from more than one Portfolio on a given day count as one transfer.

We will process transfer requests that we receive before 3:00 p.m. Central Time on any Valuation Date using the Accumulation Unit Values for that Date. We will process requests completed after 3:00 p.m. on any Valuation Date using the Accumulation Unit Values for the next Valuation Date. The Contract permits us to defer transfers from the Fixed Account Options for up to six months from the date we receive your request. If we decide to postpone transfers from any Fixed Account Option for 30 days or more, we will pay interest as required by applicable law. Any interest would be payable from the date we receive the transfer request to the date we make the transfer.

We limit the amount you may transfer from the Standard Fixed Account Option to any other investment alternative in any Contract Year to the greater of:

1) 25% of the value in the Standard Fixed Account Option as of the most recent Contract Anniversary (if this amount is less than $1,000, then up to $1,000 may be transferred); or

2) 25% of the sum of all purchase payments and transfers to the Standard Fixed Account Option as of the most recent Contract Anniversary.

If you transfer an amount from the Guaranteed Maturity Fixed Account Option other than during the 30 day period after a Guarantee Period expires, we will increase or decrease the amount by a Market Value Adjustment.

You may not transfer Contract Value into the DCA Fixed Account Option.

We reserve the right to waive any transfer restrictions.


TRANSFERS DURING THE PAYOUT PHASE

During the Payout Phase, you may make transfers among the Variable Sub-Accounts so as to change the relative weighting of the Variable Sub-Accounts on which your variable income payments will be based. In addition, you will have a limited ability to make transfers from the Variable Sub-Accounts to increase the proportion of your income payments consisting of fixed income payments. You may not, however, convert any portion of your right to receive fixed income payments into variable income payments.

You may not make any transfers for the first 6 months after the Payout Start Date. Thereafter, you may make transfers among the Variable Sub-Accounts or make transfers from the Variable Sub-Accounts to increase the proportion of your income payments consisting of fixed income payments. Your transfers must be at least 6 months apart.


TELEPHONE TRANSFERS

You may make transfers by telephone by calling 1-800-453-6038, if you first send us a completed authorization form. The cut off time for telephone transfer requests is 3:00 p.m. Central time. In the event that the New York Stock Exchange closes early, i.e., before 3:00 p.m. Central Time, or in the event that the Exchange closes early for a period of time but then reopens for trading on the same day, we will process telephone transfer requests as of the close of the Exchange on that particular day. We will not accept telephone requests received at any telephone number other than the number that appears in this paragraph or received after the close of trading on the Exchange.

We may suspend, modify or terminate the telephone transfer privilege at any time without notice.

We use procedures that we believe provide reasonable assurance that the telephone transfers are genuine. For example, we tape telephone conversations with persons purporting to authorize transfers and request identifying information. Accordingly, we disclaim any liability for losses resulting from allegedly unauthorized telephone transfers. However, if we do not take reasonable steps to help ensure that a telephone authorization is valid, we may be liable for such losses.


DOLLAR COST AVERAGING PROGRAM

Through our Dollar Cost Averaging Program, you may automatically transfer a fixed dollar amount every month during the Accumulation Phase from any Variable Sub-Account, the Standard Fixed Account Option or the Dollar Cost Averaging Fixed Account Option, to any other Variable Sub-Account. You may not use the Dollar Cost Averaging Program to transfer amounts to a Fixed Account Option.

We will not charge a transfer fee for transfers made under this Program, nor will such transfers count against the 12 transfers you can make each Contract Year without paying a transfer fee.

The theory of dollar cost averaging is that if purchases of equal dollar amounts are made at fluctuating prices, the aggregate average cost per unit will be less than the average of the unit prices on the same purchase dates. However, participation in this Program does not assure you of a greater profit from your purchases under the Program nor will it prevent or necessarily reduce losses in a declining market. Call or write us for instructions on how to enroll.


AUTOMATIC PORTFOLIO REBALANCING PROGRAM

Once you have allocated your money among the Variable Sub-Accounts, the performance of each Sub-Account may cause a shift in the percentage you allocated to each Sub-Account. If you select our Automatic Portfolio Rebalancing Program, we will automatically rebalance the Contract Value in each Variable Sub-Account and return it to the desired percentage allocations.

We will rebalance your account each quarter according to your instructions. We will transfer amounts among the Variable Sub-Accounts to achieve the percentage allocations you specify. You can change your allocations at any time by contacting us in writing or by telephone. The new allocation will be effective with the first rebalancing that occurs after we receive your request. We are not responsible for rebalancing that occurs prior to receipt of your request.

Example:

             Assume that you want your initial purchase payment split among two Variable Sub-Accounts. You want 40% to be in the STI Investment Grade Bond Variable Sub-Account and 60% to be in the STI Capital Appreciation Variable Sub-Account. Over the next 2 months the bond market does very well while the stock market performs poorly. At the end of the first quarter, the STI Investment Grade Bond Variable Sub-Account now represents 50% of your holdings because of its increase in value. If you choose to have your holdings rebalanced quarterly, on the first day of the next quarter, we would sell some of your units in the STI Investment Grade Bond Variable Sub-Account and use the money to buy more units in the STI Capital Appreciation Variable Sub-Account so that the percentage allocations would again be 40% and 60% respectively.

The Automatic Portfolio Rebalancing Program is available only during the Accumulation Phase. The transfers made under the Program do not count towards the 12 transfers you can make without paying a transfer fee. Portfolio rebalancing is consistent with maintaining your allocation of investments among market segments, although it is accomplished by reducing your Contract Value allocated to the better performing segments.

EXPENSES

--------------------------------------------------------------------------------


As a Contract owner, you will bear, directly or indirectly, the charges and expenses described below.


CONTRACT MAINTENANCE CHARGE

During the Accumulation Phase, on each Contract Anniversary, we will deduct a $30 contract maintenance charge from your Contract Value invested in each Variable Sub-Account in proportion to the amount invested. If you surrender your Contract, we will deduct the contract maintenance charge pro rated for the part of the Contract Year elapsed, unless your Contract qualifies for a waiver, described below. During the Payout Phase, we will deduct the charge proportionately from each income payment.

The charge is to compensate us for the cost of administering the Contracts and the Variable Account. Maintenance costs include expenses we incur collecting purchase payments; keeping records; processing death claims, cash withdrawals, and policy changes; proxy statements; calculating Accumulation Unit Values and income payments; and issuing reports to Contract owners and regulatory agencies. We cannot increase the charge. However, we will waive this charge if:

     o total purchase payments equal $25,000 or more as of a Contract Anniversary or upon full withdrawal, or
     o all of your money is allocated to the Fixed Account Options on a Contract Anniversary.


MORTALITY AND EXPENSE RISK CHARGE

We deduct a mortality and expense risk charge daily at an annual rate of 1.25% of the daily net assets you have invested in the Variable Sub-Accounts (1.35% if you select the Enhanced Death Benefit Rider, available to purchasers after May 1, 1997). The mortality and expense risk charge is for all the insurance benefits available with your Contract (including our guarantee of annuity rates and the death benefits), for certain expenses of the Contract, and for assuming the risk (expense risk) that the current charges will be sufficient in the future to cover the cost of administering the Contract. If the charges under the Contract are not sufficient, then we will bear the loss. We charge an additional 0.10% for the Enhanced Death Benefit Rider to compensate us for the additional risk that we accept by providing the rider.

We guarantee that we will not raise the mortality and expense risk charge. We assess the mortality and expense risk charge during both during the Accumulation Phase and the Payout Phase.


ADMINISTRATIVE EXPENSE CHARGE

We deduct an administrative expense charge daily at an annual rate of 0.10% of the average daily net assets you have invested in the Variable Sub-Accounts. We intend this charge to cover actual administrative expenses that exceed the revenues from the contract maintenance charge. We assess this charge each day during the Accumulation Phase and the Payout Phase. We guarantee that we will not raise this charge.


TRANSFER FEE

We do not currently impose a fee upon transfers among the Investment Options. However, we reserve the right to charge $10 per transfer after the 12th transfer in each Contract Year. We will not charge a transfer fee on transfers that are part of a dollar cost averaging or automatic portfolio rebalancing program.


WITHDRAWAL CHARGE

We may assess a withdrawal charge of up to 7% of the purchase payment(s) you withdraw. The charge declines annually to 0% over a 7 year period that begins on the day we receive your purchase payment. A schedule showing how the charge declines appears on page __. During each Contract Year, you can withdraw up to 10% of the Contract Value on the date of the first withdrawal in that Contract Year without paying the charge. Unused portions of this 10% "Free Withdrawal Amount" are not carried forward to future Contract Years.

We will deduct withdrawal charges, if applicable, from the amount paid. For purposes of the withdrawal charge, we will treat withdrawals as coming from the oldest purchase payments first. However, for federal income tax purposes, please note that withdrawals are considered to have come first from earnings in the Contract. Thus, for tax purposes, earnings are considered to come out first, which means you pay taxes on the earnings portion of your withdrawal.

We do not apply a withdrawal charge in the following situations:

     o    on the Payout Start Date;
     o the death of the Contract owner (Annuitant if Contract owner is not a natural person);
     o withdrawals taken to satisfy IRS minimum distribution rules for this Contract, or
     o    withdrawals that qualify for one of the waivers described below.

We use the amounts obtained from the withdrawal charge to pay sales commissions and other promotional or distribution expenses associated with marketing the Contracts. To the extent that the withdrawal charge does not cover all sales commissions and other promotional or distribution expenses, we may use any of our corporate assets, including potential profit which may arise from the mortality and expense risk charge or any other charges or fee described above, to make up any difference.

Withdrawals may be subject to tax penalties or income tax and a Market Value Adjustment. You should consult your own tax counsel or other tax advisers regarding any withdrawals.

Confinement Waiver. We will waive the withdrawal charge on all withdrawals taken prior to the Payout Start Date under your Contract if the following conditions are satisfied:

        1) you or the Annuitant, if the Contract is owned by a company or other legal entity, are confined to a long term care facility or a hospital for at least 90 consecutive days. You or the Annuitant must enter the long term care facility or hospital at least 30 days after the Issue Date;

        2) you must request the withdrawal and provide written proof of the stay no later than 90 days following the end of your or the Annuitant's stay at the long term care facility or hospital; and

        3) a physician must have prescribed the stay and the stay must be medically necessary (as defined in the Contract).

You may not claim this benefit if you or the Annuitant, or a member of your or the Annuitant's immediate family, is the physician prescribing your or the Annuitant's stay in a long term care facility.

Terminal Illness Waiver. We will waive the withdrawal charge on all withdrawals taken prior to the Payout Start Date under your Contract if:

        1) you (or the Annuitant if the Contract owner is not a natural person) are diagnosed with a terminal illness at least 30 days after the Issue Date; and

        2) you claim this benefit and deliver adequate proof of diagnosis to us.

Unemployment Waiver. We will waive the withdrawal charge on one partial or a full withdrawal taken prior to the Payout Start Date under your Contract, if you meet the following requirements:

        1) you become unemployed at least one year after the Issue Date;

        2) you receive unemployment compensation for at least 30 days as a result of that unemployment; and

        3) you claim this benefit within 180 days of your initial receipt of unemployment compensation.

You may exercise this benefit once during the life of your Contract.

Please refer to your Contract for more detailed information about the terms and conditions of these waivers.

The laws of your state may limit the availability of these waivers and may also change certain terms and/or benefits available under the waivers. You should consult your Contract for further details on these variations. Also, even if you do not need to pay our withdrawal charge because of these waivers, you still may be required to pay taxes or tax penalties on the amount withdrawn. You should consult your tax adviser to determine the effect of a withdrawal on your taxes.


PREMIUM TAXES

Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes. We are responsible for paying these taxes and will deduct them from your Contract Value. Some of these taxes are due when the Contract is issued, others are due when income payments begin or upon surrender. Our current practice is not to charge anyone for these taxes until income payments begin or when a total withdrawal occurs, including payment upon death. At our discretion, we may discontinue this practice and deduct premium taxes from the purchase payments. Premium taxes generally range from 0% to 4%, depending on the state.

At the Payout Start Date, we deduct the charge for premium taxes from each investment alternative in the proportion that the Contract owner's value in the investment alternative bears to the total Contract Value.


DEDUCTION FOR SEPARATE ACCOUNT INCOME TAXES

We are not currently maintaining a provision for taxes. In the future, however, we may establish a provision for taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Variable Account. We will deduct for any taxes we incur as a result of the operation of the Variable Account, whether or not we previously made a provision for taxes and whether or not it was sufficient. Our status under the Internal Revenue Code is briefly described in the Statement of Additional Information.


OTHER EXPENSES

Each Portfolio deducts advisory fees and other expenses from its assets. You indirectly bear the charges and expenses of the Portfolios whose shares are held by the Variable Sub-Accounts. These fees and expenses are described in the accompanying prospectuses for the Portfolios. For a summary of current estimates of those charges and expenses, see pages ___ above. We may receive compensation from the investment advisers or administrators of the Portfolios in connection with administrative services we provide to the Portfolios.

ACCESS TO YOUR MONEY


--------------------------------------------------------------------------------

You can withdraw some or all of your Contract Value at any time prior to the earlier of the death of the Contract owner (the Annuitant if the Contract owner is not a natural person) or the Payout Start Date. Withdrawals also are available under limited circumstances on or after the Payout Start Date. See "Income Plans" on page __.

The amount payable upon withdrawal is the Contract Value next computed after we receive the request for a withdrawal at our home office, adjusted by any Market Value Adjustment, less any withdrawal charges, contract maintenance charges, income tax withholding, penalty tax, and any premium taxes. We will pay withdrawals from the Variable Account within 7 days of receipt of the request, subject to postponement in certain circumstances.

You can withdraw money from the Variable Account and/or the Fixed Account Options. To complete a partial withdrawal from the Variable Account, we will cancel Accumulation Units in an amount equal to the withdrawal and any applicable withdrawal charge and premium taxes.

You must name the investment alternative from which you are taking the withdrawal. If none is named, then the withdrawal request is incomplete and cannot be honored.

In general, you must withdraw at least $50 at a time. You also may withdraw a lesser amount if you are withdrawing your entire interest in a Variable Sub-Account.

If you request a total withdrawal, you must return your Contract to us.


POSTPONEMENT OF PAYMENTS

We may postpone the payment of any amounts due from the Variable Account under the Contract if:

     1) The New York Stock Exchange is closed for other than usual weekends or holidays, or trading on the Exchange is otherwise restricted;

     2)   An emergency exists as defined by the SEC; or

     3)   The SEC permits delay for your protection.

In addition, we may delay payments or transfers from the Fixed Account Options for up to 6 months (or shorter period if required by law). If we delay payment or transfer for 30 days or more, we will pay interest as required by law.


SYSTEMATIC WITHDRAWAL PROGRAM

You may choose to receive systematic withdrawal payments on a monthly, quarterly, semi-annual, or annual basis at any time prior to the Payout Start Date. The minimum amount of each systematic withdrawal is $50. At our discretion, systematic withdrawals may not be offered in conjunction with Dollar Cost Averaging or Automatic Portfolio Rebalancing.

Depending on fluctuations in the value of the Variable Sub-Accounts and the value of the Fixed Account Options, systematic withdrawals may reduce or even exhaust the Contract Value. Income taxes may apply to systematic withdrawals. Please consult your tax advisor before taking any withdrawal.

We will make systematic withdrawal payments to you or your designated payee. We may modify or suspend the Systematic Withdrawal Program and charge a processing fee for the service. If we modify or suspend the Systematic Withdrawal Program, existing systematic withdrawal payments will not be affected.


MINIMUM CONTRACT VALUE

If your request for a partial withdrawal will reduce the Contract Value to less than $2,000, we may treat it as a request for a withdrawal of your entire Contract Value. Your Contract will terminate if you withdraw all of your Contract Value. We will, however, ask you to confirm your withdrawal request before terminating your Contract.


MINIMUM SURRENDER VALUE

Certain states may require us to endorse your Contract to provide a minimum surrender value. Please refer to the endorsement for details.

INCOME PAYMENTS

--------------------------------------------------------------------------------



PAYOUT START DATE

You select the Payout Start Date in your application. The Payout Start Date is the day that money is applied to an Income Plan. The Payout Start Date must be:

     o    at least one month after the Issue Date; and

     o no later than the day the Annuitant reaches age 90, or the 10th Contract Anniversary, if later.

You may change the Payout Start Date at any time by notifying us in writing of the change at least 30 days before the scheduled Payout Start Date. Absent a change, we will use the Payout Start Date stated in your Contract.


INCOME PLANS

An Income Plan is a series of scheduled payments to you or someone you designate. You may choose and change your choice of Income Plan until 30 days before the Payout Start Date. If you do not select an Income Plan, we will make income payments in accordance with Income Plan 1 with guaranteed payments for 10 years.

Three Income Plans are available under the Contract. Each is available to provide:

     o    fixed income payments;
     o    variable income payments; or
     o    a combination of the two.

The three Income Plans are:

        Income Plan 1 -- Life Income with Guaranteed Payments. Under this plan, we make periodic income payments for at least as long as the Annuitant lives. If the Annuitant dies before we have made all of the guaranteed income payments, we will continue to pay the remainder of the guaranteed income payments.

        Income Plan 2 -- Joint and Survivor Life Income with Guaranteed Payments. Under this plan, we make periodic income payments for at least as long as either the Annuitant or the joint Annuitant is alive. If both the Annuitant and the joint Annuitant die before we have made all of the guaranteed income payments, we will continue to pay the remainder of the guaranteed income payments.

        Income Plan 3 -- Guaranteed Payments for a Specified Period (5 Years to 30 Years). Under this plan, we make periodic income payments for the period you have chosen. These payments do not depend on the Annuitant's life. We will deduct the mortality and expense risk charge from the Variable Account assets supporting these payments even though we may not bear any mortality risk.

The length of any guaranteed payment period under your selected Income Plan generally will affect the dollar amounts of each variable income payment. As a general rule, longer Guarantee Periods result in lower income payments, all other things being equal. For example, if you choose an Income Plan with payments that depend on the life of the Annuitant but with no minimum specified period for guaranteed payments, the variable income payments will be greater than the variable income payments made under the same Income Plan with a minimum specified period for guaranteed payments.

If you choose Income Plan 1 or 2, or, if available, another Income Plan with payments that continue for the life of the Annuitant or joint Annuitant, we may require proof of age and sex of the Annuitant or joint Annuitant before starting income payments, and proof that the Annuitant or joint Annuitant are alive before we make each payment. Please note that under such Income Plans, if you elect to take no minimum guaranteed payments, it is possible that the payee could receive only 1 income payment if the Annuitant and any joint Annuitant both die before the second income payment, or only 2 income payments if they die before the third income payment, and so on.

Generally, you may not make withdrawals after the Payout Start Date. One exception to this rule applies if you are receiving variable income payments that do not depend on the life of the Annuitant (such as under Income Plan 3). In that case you may terminate the Variable Account portion of the income payments at any time and receive a lump sum equal to the present value of the remaining variable payments due. A withdrawal charge may apply. We also assess applicable premium taxes against all income payments.

We may make other Income Plans available. You may obtain information about them by writing or calling us.

You must apply at least the Contract Value in the Fixed Account Options on the Payout Start Date to fixed income payments. If you wish to apply any portion of your Fixed Account Option balance to provide variable income payments, you should plan ahead and transfer that amount to the Variable Sub-Accounts prior to the Payout Start Date. If you do not tell us how to allocate your Contract Value among fixed and variable income payments, we will apply your Contract Value in the Variable Account to variable income payments and your Contract Value in the Fixed Account Options to fixed income payments.

We will apply your Contract Value, adjusted by a Market Value Adjustment, less applicable taxes to your Income Plan on the Payout Start Date. If the amount available to apply under an Income Plan is less than $2,000 or not enough to provide an initial payment of at least $20, and state law permits, we may:

     o pay you the Contract Value, adjusted by any Market Value Adjustment and less any applicable taxes, in a lump sum instead of the periodic payments you have chosen, or

     o reduce the frequency of your payments so that each payment will be at least $20.


VARIABLE INCOME PAYMENTS

The amount of your variable income payments depends upon the investment results of the Variable Sub-Accounts you select, the premium taxes you pay, the age and sex of the Annuitant, and the Income Plan you choose. We guarantee that the payments will not be affected by (a) actual mortality experience and (b) the amount of our administration expenses.

We cannot predict the total amount of your variable income payments. Your variable income payments may be more or less than your total purchase payments because (a) variable income payments vary with the investment results of the underlying Portfolios and (b) the Annuitant could live longer or shorter than we expect based on the tables we use.

In calculating the amount of the periodic payments in the annuity tables in the Contract, we assumed an annual investment rate of 3%. If the actual net investment return of the Variable Sub-Accounts you choose is less than this assumed investment rate, then the dollar amount of your variable income payments will decrease. The dollar amount of your variable income payments will increase, however, if the actual net investment return exceeds the assumed investment rate. The dollar amount of the variable income payments stays level if the net investment return equals the assumed investment rate. Please refer to the Statement of Additional Information for more detailed information as to how we determine variable income payments.


FIXED INCOME PAYMENTS

We guarantee income payment amounts derived from any Fixed Account Option for the duration of the Income Plan. We calculate the fixed income payments by:

     1) adjusting the portion of the Contract Value in any Fixed Account Option on the Payout Start Date by any applicable Market Value Adjustment;

     2)   deducting any applicable premium tax; and

     3) applying the resulting amount to the greater of (a) the appropriate value from the income payment table in your Contract or (b) such other value as we are offering at that time.

We may defer making fixed income payments for a period of up to six months or such shorter time period required by law. If we defer payments for 30 days or more, we will pay interest as required by law from the date we receive the withdrawal request to the date we make payment.


CERTAIN EMPLOYEE BENEFIT PLANS

The Contracts offered by this prospectus contain income payment tables that provide for different payments to men and women of the same age, except in states that require unisex tables. We reserve the right to use income payment tables that do not distinguish on the basis of sex to the extent permitted by law. In certain employment-related situations, employers are required by law to use the same income payment tables for men and women. Accordingly, if the Contract is to be used in connection with an employment-related retirement or benefit plan and we do not offer unisex annuity tables in your state, you should consult with legal counsel as to whether the purchase of a Contract is appropriate.

DEATH BENEFITS

--------------------------------------------------------------------------------



We will pay a death benefit if, prior to the Payout Start Date:

     1)   any Contract owner dies , or
     2)   the Annuitant dies, if the Contract owner is not a natural person.

We will pay the death benefit to the new Contract owner as determined immediately after the death. The new Contract owner would be a surviving Contract owner or, if none, the Beneficiary.

A claim for a distribution on death must include Due Proof of Death. We will accept the following documentation as "Due Proof of Death":

     o    a certified copy of a death certificate,
     o a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or
     o    any other proof acceptable to us.


CONTRACTS ISSUED BEFORE MAY 1, 1997

Death Benefit Amount. Prior to the Payout Start Date, the death benefit before any Market Value Adjustment is equal to the greater of:

     1) the Contract Value as of the date we receive a complete request for payment of the death benefit, or

     2) for each previous Death Benefit Anniversary, the Contract Value at that Anniversary; plus any purchase payments made since that anniversary; minus any amounts we paid the Contract owner (including income tax we withheld from you) since that Anniversary.

A "Death Benefit Anniversary" is every seventh Contract Anniversary beginning with the Issue Date. For example, the Issue Date, 7th and 14th Contract Anniversaries are the first three Death Benefit Anniversaries.

We will adjust the death benefit by any applicable Market Value Adjustment as of the date we determine the death benefit. The death benefit will never be less than the sum of all purchase payments less any amounts previously paid to the Contract owner (including income tax withholding).

Death Benefit Payments. The Contract owner eligible to receive death benefits has the following options:

1) If the Contract owner is not a natural person, then the Contract owner must receive the death benefit in a lump sum within five years of the date of death.

2) Otherwise, within 60 days of the date when the death benefit is calculated, the Contract owner may elect to receive the death benefit under an Income Plan or in a lump sum. Payments from the Income Plan must begin within one-year of the Date of Death and must be payable throughout:

               o    the life of the Contract owner; or

               o a period not to exceed the life expectancy of the Contract owner; or

               o the life of the Contract owner with payments guaranteed for a period not to exceed the life expectancy of the Contract owner.

           Any death benefit payable in a lump sum must be paid within five years of the date of death. If no election is made, funds will be distributed at the end of the five year period.

3) If the surviving spouse of the deceased Contract owner is the new Contract owner, then the spouse may elect one of the options listed above or may continue the Contract in the Accumulation Phase as if the death had not occurred. If the Contract is continued in the Accumulation Phase, the surviving spouse may make a single withdrawal of any amount within one year of the date of death without incurring a withdrawal charge. However, any applicable Market Value Adjustment, determined as of the date of the withdrawal, will apply.


CONTRACTS ISSUED ON OR AFTER MAY 1, 1997

Death Benefit Amount. Prior to the Payout Start Date, the death benefit is equal to the greatest of:

1) the Contract Value as of the date we receive a complete request for payment of the death benefit, or

2) the Settlement Value (that is, the amount payable on a full withdrawal of Contract Value) on the date we receive a complete request for payment of the death benefit, or

3) the Contract Value on each Death Benefit Anniversary prior to the date we receive a complete request for payment of the death benefit, increased by purchase payments made since that Death Benefit Anniversary and reduced by an adjustment for any partial withdrawals since that Death Benefit Anniversary. The adjustment is equal to (a) divided by (b) and the result multiplied by (c) where:

     (a)  is the withdrawal amount,

     (b)  is the Contract Value immediately prior to the withdrawal, and

     (c) is the Contract Value on the Death Benefit Anniversary adjusted by any prior purchase payments or withdrawals made since that Anniversary.

     We will calculate the Death Benefit Anniversary values until the oldest Contract owner, or the Annuitant if the Contract owner is not a natural person, attains age 80.

Enhanced Death Benefit Rider. For Contracts with the Enhanced Death Benefit Rider, the death benefit will be the greatest of (1) through (3) above, or (4) the value of the Enhanced Death Benefit Rider, which is the greatest of the Anniversary Values as of the date we determine the death benefit. An "Anniversary Value" is equal to the Contract Value on a Contract Anniversary, increased by purchase payments made since that Anniversary and reduced by an adjustment for any partial withdrawals since that Anniversary. The adjustment is equal to (a) divided by (b), and the result multiplied by (c) where:

     (a)  is the withdrawal amount,

     (b)  is the Contract Value immediately prior to the withdrawal, and

     (c)  is the Contract  Value on that  Contract  Anniversary  adjusted by any
          prior   purchase   payments  and   withdrawals   since  that  Contract
          Anniversary.

We will calculate Anniversary Values for each Contract Anniversary prior to the oldest Contract owner's or the Annuitant's, if the Contract owner is not a natural person, 80th birthday. The Enhanced Death Benefit Rider will never be greater than the maximum death benefit allowed by any non-forfeiture laws that govern the Contract.


Death Benefit Payments.    A death benefit will be paid:

1) if the Contract owner elects to receive the death benefit distributed in a single payment within 180 days of the date of death, and

2) if the death benefit is paid as of the day the value of the death benefit is determined. Otherwise, the Settlement Value will be paid. We are currently waiving the 180 day limit, but we reserve the right to enforce the limitation in the future.

In any event, the entire value of the Contract must be distributed within 5 years after the date of death unless an Income Plan is elected or a surviving spouse continues the Contract in accordance with the provisions described below.

If the Contract owner eligible to receive the distribution upon death is not a natural person, the Contract owner may elect to receive the distribution upon death in one or more distributions.

If the Contract owner is a natural person, the Contract owner may elect to receive the distribution upon death either in one or more distributions or by periodic payments through an Income Plan. Payments from the Income Plan must begin within one year of the date of death and must be payable throughout:

     o    the life of the Contract owner; or

     o    a period not to exceed the life expectancy of the Contract owner; or

     o the life of the Contract owner with payments guaranteed to a period not to exceed the life expectancy of the Contract owner.

If the surviving spouse of the deceased Contract owner is the new Contract owner, then the spouse may elect one of the options listed above or may continue the Contract in the Accumulation Phase as if the death had not occurred. If the Contract is continued in the Accumulation Phase, the surviving spouse may make a single withdrawal of any amount within one year of the date of death without incurring a withdrawal charge. However, any applicable Market Value Adjustment, determined as of the date of the withdrawal, will apply.

MORE INFORMATION

--------------------------------------------------------------------------------



GLENBROOK

Glenbrook is the issuer of the Contract. Glenbrook is a stock life insurance company organized under the laws of the State of Arizona in 1998. Previously, Glenbrook was organized under the laws of the State of Illinois in 1992.
Glenbrook was originally organized under the laws of the State of Indiana in 1965. From 1965 to 1983 Glenbrook was known as "United Standard Life Assurance Company" and from 1983 to 1992 as "William Penn Life Assurance Company of America."

Glenbrook is currently licensed to operate in the District of Columbia and all states except New York. We intend to offer the Contract in those jurisdictions in which we are licensed and in which SunTrust Bank, Inc., through its banking subsidiaries, conducts business. Our home office is located at 3100 Sanders Road, Northbrook, Illinois, 60062.

Glenbrook is a wholly owned subsidiary of Allstate Life Insurance Company ("Allstate Life"), a stock life insurance company incorporated under the laws of the State of Illinois. Allstate Life is a wholly owned subsidiary of Allstate Insurance Company, a stock property-liability insurance company incorporated under the laws of Illinois. All of the outstanding capital stock of Allstate Insurance Company is owned by The Allstate Corporation.

Glenbrook and Allstate Life entered into a reinsurance agreement effective June 5, 1992. Under the reinsurance agreement, Allstate Life reinsures substantially all of Glenbrook's liabilities under its various insurance contracts. The reinsurance agreement provides us with financial backing from Allstate Life. However, it does not create a direct contractual relationship between Allstate Life and you. In other words, the obligations of Allstate Life under the reinsurance agreement are to Glenbrook; Glenbrook remains the sole obligor under the Contract to you.

Several independent rating agencies regularly evaluate life insurers' claims-paying ability, quality of investments, and overall stability. A.M. Best Company assigns A+ (Superior) to Allstate Life which automatically reinsures all net business of Glenbrook. A.M. Best Company also assigns Glenbrook the rating of A+(r) because Glenbrook automatically reinsures all net business with Allstate Life. Standard & Poor's Insurance Rating Services assigns an AA+ (Very Strong) financial strength rating and Moody's assigns an Aa2 (Excellent) financial strength rating to Glenbrook. Glenbrook shares the same ratings of its parent, Allstate Life. These ratings do not reflect the investment performance of the Variable Account. We may from time to time advertise these ratings in our sales literature.


THE VARIABLE ACCOUNT

Glenbrook established the Glenbrook Life and Annuity Company Variable Annuity Account on December 15, 1992. We have registered the Variable Account with the SEC as a unit investment trust. The SEC does not supervise the management of the Variable Account or Glenbrook.

We own the assets of the Variable Account. The Variable Account is a segregated asset account under Arizona law. That means we account for the Variable Account's income, gains and losses separately from the results of our other operations. It also means that only the assets of the Variable Account that are in excess of the reserves and other Contract liabilities with respect to the Variable Account are subject to liabilities relating to our other operations. Our obligations arising under the Contracts are general corporate obligations of Glenbrook.

The Variable Account consists of 13 Variable Sub-Accounts, each of which invests in a corresponding Portfolio. We may add new Variable Sub-Accounts or eliminate one or more of them, if we believe marketing, tax, or investment conditions so warrant. We do not guarantee the investment performance of the Variable Account, its Sub-Accounts or the Portfolios. We may use the Variable Account to fund our other annuity contracts. We will account separately for each type of annuity contract funded by the Variable Account.

THE PORTFOLIOS

Dividends  and  Capital  Gain  Distributions.   We  automatically  reinvest  all
dividends and capital gains distributions from the Portfolios in shares of the distributing Portfolio at their net asset value.

Voting Privileges. As a general matter, you do not have a direct right to vote the shares of the Portfolios held by the Variable Sub-Accounts to which you have allocated your Contract Value. Under current law, however, you are entitled to give us instructions on how to vote those shares on certain matters. Based on our present view of the law, we will vote the shares of the Portfolios that we hold directly or indirectly through the Variable Account in accordance with instructions that we receive from Contract owners entitled to give such instructions.

As a general rule, before the Payout Start Date, the Contract owner or anyone with a voting interest is the person entitled to give voting instructions. The number of shares that a person has a right to instruct will be determined by dividing the Contract Value allocated to the applicable Variable Sub-Account by the net asset value per share of the corresponding Portfolio as of the record date of the meeting. After the Payout Start Date, the person receiving income payments has the voting interest. The payee's number of votes will be determined by dividing the reserve for such Contract allocated to the applicable Variable Sub-Account by the net asset value per share of the corresponding Portfolio. The votes decrease as income payments are made and as the reserves for the Contract decrease.

We will vote shares attributable to Contracts for which we have not received instructions, as well as shares attributable to us, in the same proportion as we vote shares for which we have received instructions, unless we determine that we may vote such shares in our own discretion. We will apply voting instructions to abstain on any item to be voted on a pro-rata basis to reduce the votes eligible to be cast.

We reserve the right to vote Portfolio shares as we see fit without regard to voting instructions to the extent permitted by law. If we disregard voting instructions, we will include a summary of that action and our reasons for that action in the next semi annual financial report we send to you.

Changes in Portfolios. If the shares of any of the Portfolios are no longer available for investment by the Variable Account or if, in our judgment, further investment in such shares is no longer desirable in view of the purposes of the Contract, we may eliminate that Portfolio and substitute shares of another eligible investment fund. Any substitution of securities will comply with the requirements of the 1940 Act. We also may add new Variable Sub-Accounts that invest in additional mutual funds. We will notify you in advance of any change.

Conflicts of Interest. Certain of the Portfolios sell their shares to separate accounts underlying both variable life insurance and variable annuity contracts. It is conceivable that in the future it may be unfavorable for variable life insurance separate accounts and variable annuity separate accounts to invest in the same Portfolio. The boards of directors or trustees of these Portfolios monitor for possible conflicts among separate accounts buying shares of the Portfolios. Conflicts could develop for a variety of reasons. For example, differences in treatment under tax and other laws or the failure by a separate account to comply with such laws could cause a conflict. To eliminate a conflict, a Portfolio's board of directors or trustees may require a separate account to withdraw its participation in a Portfolio. A Portfolio's net asset value could decrease if it had to sell investment securities to pay redemption proceeds to a separate account withdrawing because of a conflict.


THE CONTRACT

Distribution. Allstate Life Financial Services ("ALFS"), located at 3100 Sanders Road, Northbrook, IL 60062-7154, serves as distributor of the Contracts. ALFS is a wholly owned subsidiary of Allstate Life Insurance Company. ALFS is a registered broker dealer under the Securities and Exchange Act of 1934, as amended ("Exchange Act"), and is a member of the National Association of Securities Dealers, Inc.

We will pay commissions to broker-dealers who sell the contracts. Commissions paid may vary, but we estimate that the total commissions paid on all Contract sales will not exceed 6% of all purchase payments (on a present value basis). These commissions are intended to cover distribution expenses. Sometimes, we also pay the broker-dealer a persistency bonus in addition to the standard commissions. In some states, Contracts may be sold by representatives or employees of banks which may be acting as broker-dealers without separate registration under the Securities Exchange Act of 1934, pursuant to legal and regulatory exceptions.

Glenbrook does not pay ALFS a commission for distribution of the Contracts. The underwriting agreement with ALFS provides that we will reimburse ALFS for any liability to Contract owners arising out of services rendered or Contracts issued.

Administration. We have primary responsibility for all administration of the Contracts and the Variable Account. We provide the following administrative services, among others:

     o    issuance of the Contracts;
     o    maintenance of Contract owner records;
     o    Contract owner services;
     o    calculation of unit values;
     o    maintenance of the Variable Account; and
     o    preparation of Contract owner reports.

We will send you Contract statements and transaction confirmations at least quarterly. You should notify us promptly in writing of any address change. You should read your statements and confirmations carefully and verify their accuracy. You should contact us promptly if you have a question about a periodic statement. We will investigate all complaints and make any necessary adjustments retroactively, but you must notify us of a potential error within a reasonable time after the date of the questioned statement. If you wait too long, we will make the adjustment as of the date that we receive notice of the potential error.

We also will provide you with additional periodic and other reports, information and prospectuses as may be required by federal securities laws.


QUALIFIED PLANS

If you use the Contract with a qualified plan, the plan may impose different or additional conditions or limitations on withdrawals, waivers of withdrawal charges, death benefits, Payout Start Dates, income payments, and other Contract features. In addition, adverse tax consequences may result if qualified plan limits on distributions and other conditions are not met. Please consult your qualified plan administrator for more information.


LEGAL MATTERS

Freedman, Levy, Kroll & Simonds, Washington, D.C., has advised Glenbrook on certain federal securities law matters. All matters of state insurance law pertaining to the Contracts, including the validity of the Contracts and Glenbrook's right to issue such Contracts under state insurance law, have been passed upon by Michael J. Velotta, General Counsel of Glenbrook.


YEAR 2000

Glenbrook is heavily dependent upon complex computer systems for all phases of its operations, including customer service, and policy and contract administration. Since many of Glenbrook's older computer software programs recognize only the last two digits of the year in any date, some software may fail to operate properly in or after the year 1999, if the software is not reprogrammed or replaced ("Year 2000 Issue"). Glenbrook believes that many of its counterparties and suppliers also have Year 2000 Issues which could affect Glenbrook. In 1995, Allstate Insurance Company commenced a plan intended to mitigate and/or prevent the adverse effects of Year 2000 Issues. These strategies include normal development and enhancement of new and existing systems, upgrades to operating systems already covered by maintenance agreements and modifications to existing systems to make them Year 2000 compliant. The plan also includes Glenbrook actively working with its major external counterparties and suppliers to assess their compliance efforts and Glenbrook's exposure to them. Glenbrook presently believes that it will resolve the Year 2000 Issue in a timely manner, and the financial impact will not materially affect its results of operations, liquidity or financial position. Year 2000 costs are and will be expensed as incurred.

TAXES

--------------------------------------------------------------------------------



The following discussion is general and is not intended as tax advice. Glenbrook makes no guarantee regarding the tax treatment of any Contract or transaction involving a Contract.

Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on your individual circumstances. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.

Taxation of Annuities in General

Tax Deferral. Generally, you are not taxed on increases in the Contract Value until a distribution occurs. This rule applies only where:

        1) the Contract owner is a natural person,

        2) the investments of the Variable Account are "adequately diversified" according to Treasury Department regulations, and

        3) Glenbrook is considered the owner of the Variable Account assets for federal income tax purposes.

Non-natural Owners. As a general rule, annuity contracts owned by non-natural persons such as corporations, trusts, or other entities are not treated as annuity contracts for federal income tax purposes. The income on such contracts is taxed as ordinary income received or accrued by the owner during the taxable year. Please see the Statement of Additional Information for a discussion of several exceptions to the general rule for Contracts owned by non-natural persons.

Diversification Requirements. For a Contract to be treated as an annuity for federal income tax purposes, the investments in the Variable Account must be "adequately diversified" consistent with standards under Treasury Department regulations. If the investments in the Variable Account are not adequately diversified, the Contract will not be treated as an annuity contract for federal income tax purposes. As a result, the income on the Contract will be taxed as ordinary income received or accrued by the Contract owner during the taxable year. Although Glenbrook does not have control over the Portfolios or their investments, we expect the Portfolios to meet the diversification requirements.

Ownership Treatment. The IRS has stated that you will be considered the owner of Variable Account assets if you possess incidents of ownership in those assets, such as the ability to exercise investment control over the assets. At the time the diversification regulations were issued, the Treasury Department announced that the regulations do not provide guidance concerning circumstances in which investor control of separate account investments may cause an investor to be treated as the owner of the separate account. The Treasury Department also stated that future guidance would be issued regarding the extent that owners could direct sub-account investments without being treated as owners of the underlying assets of the separate account.

Your rights under the Contract are different than those described by the IRS in rulings in which it found that contract owners were not owners of separate account assets. For example, you have the choice to allocate premiums and Contract Values among more investment alternatives. Also, you may be able to transfer among investment alternatives more frequently than in such rulings. These differences could result in you being treated as the owner of the Variable Account. If this occurs, income and gain from the Variable Account assets would be includible in your gross income. Glenbrook does not know what standards will be set forth in any regulations or rulings which the Treasury Department may issue. It is possible that future standards announced by the Treasury Department could adversely affect the tax treatment of your Contract. We reserve the right to modify the Contract as necessary to attempt to prevent you from being considered the federal tax owner of the assets of the Variable Account. However, we make no guarantee that such modification to the Contract will be successful.

Taxation of Partial and Full Withdrawals. If you make a partial withdrawal under a non-Qualified Contract, amounts received are taxable to the extent the Contract Value, without regard to surrender charges, exceeds the investment in the Contract. The investment in the Contract is the gross premium paid for the Contract minus any amounts previously received from the Contract if such amounts were properly excluded from your gross income. If you make a partial withdrawal under a Qualified Contract, the portion of the payment that bears the same ratio to the total payment that the investment in the Contract (i.e., nondeductible IRA contributions, after tax contributions to qualified plans) bears to the Contract Value, is excluded from your income. If you make a full withdrawal under a non-Qualified Contract or a Qualified Contract, the amount received will be taxable only to the extent it exceeds the investment in the Contract.

"Non-qualified distributions" from Roth IRAs are treated as made from contributions first and are included in gross income only to the extent that distributions exceed contributions. "Qualified distributions" from Roth IRAs are not included in gross income. "Qualified distributions" are any distributions made more than 5 taxable years after the taxable year of the first contribution to any Roth IRA and which are:

     o    made on or after the date the individual attains age 59 1/2,
     o    made to a beneficiary after the Contract owner's death,
     o    attributable to the Contract owner being disabled, or
     o for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000).

If you transfer a non-Qualified Contract without full and adequate consideration to a person other than your spouse (or to a former spouse incident to a divorce), you will be taxed on the difference between the Contract Value and the investment in the Contract at the time of transfer. Except for certain Qualified Contracts, any amount you receive as a loan under a Contract, and any assignment or pledge (or agreement to assign or pledge) of the Contract Value is treated as a withdrawal of such amount or portion.

Taxation of Annuity Payments. Generally, the rule for income taxation of annuity payments received from a non-Qualified Contract provides for the return of your investment in the Contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. For fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the Contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the Contract. If you elect variable annuity payments, the amount excluded from taxable income is determined by dividing the investment in the Contract by the total number of expected payments. The annuity payments will be fully taxable after the total amount of the investment in the Contract is excluded using these ratios. If you die, and annuity payments cease before the total amount of the investment in the Contract is recovered, the unrecovered amount will be allowed as a deduction for your last taxable year.

Taxation of Annuity Death Benefits. Death of a Contract owner, or death of the Annuitant if the Contract is owned by a non-natural person, will cause a distribution of death benefits from a Contract. Generally, such amounts are included in income as follows:

     1) if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal; or

     2) if distributed under an annuity option, the amounts are taxed in the same manner as an annuity payment. Please see the Statement of Additional Information for more detail on distribution at death requirements.

Penalty Tax on Premature Distributions. A 10% penalty tax applies to the taxable amount of any premature distribution from a non-Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59 1/2. However, no penalty tax is incurred on distributions:

     1)   made on or after the date the Contract owner attains age 59 1/2;
     2)   made as a result of the Contract owner's death or disability;
     3) made in substantially equal periodic payments over the Contract owner's life or life expectancy,
     4)   made under an immediate  annuity,  or
     5)   attributable to investment in the Contract before August 14, 1982.


You should consult a competent tax advisor to determine if any other exceptions to the penalty apply to your situation. Similar exceptions may apply to distributions from Qualified Contracts.

Aggregation of Annuity Contracts. All non-qualified deferred annuity contracts issued by Glenbrook (or its affiliates) to the same Contract owner during any calendar year will be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.


Tax Qualified Contracts

Contracts may be used as investments with certain qualified plans such as:

     o Individual Retirement Annuities or Accounts (IRAs) under Section 408 of the Code;
     o    Roth IRAs under Section 408A of the Code;
     o    Simplified Employee Pension Plans under Section 408(k) of the Code;
     o    Savings  Incentive  Match  Plans for  Employees  (SIMPLE)  Plans under
          Section  408(p) of the Code;
     o    Tax Sheltered Annuities under Section 403(b) of the Code;
     o    Corporate and Self Employed Pension and Profit Sharing Plans; and
     o State and Local Government and Tax-Exempt Organization Deferred Compensation Plans.

In the case of certain qualified plans, the terms of the plans may govern the right to benefits, regardless of the terms of the Contract.

Restrictions Under Section 403(b) Plans. Section 403(b) of the Tax Code provides tax-deferred retirement savings plans for employees of certain non-profit and educational organizations. Under Section 403(b), any Contract used for a 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only:

     1)   on or after the date of employee

          o    attains age 59 1/2,
          o    separates from service,
          o    dies,
          o    becomes disabled, or

     2) on account of hardship (earnings on salary reduction contributions may not be distributed on the account of hardship).

These limitations do not apply to withdrawals where Glenbrook is directed to transfer some or all of the Contract Value to another 403(b) plan.

Income Tax Withholding

Glenbrook is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless you elect to make a "direct rollover" of such amounts to an IRA or eligible retirement plan. Eligible rollover distributions generally include all distributions from Qualified Contracts, excluding IRAs, with the exception of:

     1)   required minimum distributions, or

     2) a series of substantially equal periodic payments made over a period of at least 10 years, or,

     3)   over the life (joint lives) of the participant (and beneficiary).

Glenbrook may be required to withhold federal and state income taxes on any distributions from non-Qualified Contracts or Qualified Contracts that are not eligible rollover distributions, unless you notify us of your election to not have taxes withheld.

ANNUAL REPORTS AND OTHER DOCUMENTS

--------------------------------------------------------------------------------

Glenbrook's annual report on Form 10-K for the year ended December 31 is incorporated herein by reference, which means that it is legally a part of this prospectus.

After the date of this prospectus and before we terminate the offering of the securities under this prospectus, all documents or reports we file with the SEC under the Exchange Act are also incorporated herein by reference, which means that they also legally become a part of this prospectus.

Statements in this prospectus, or in documents that we file later with the SEC and that legally become a part of this prospectus, may change or supersede statements in other documents that are legally part of this prospectus. Accordingly, only the statement that is changed or replaced will legally be a part of this prospectus.

We file our Exchange Act documents and reports, including our annual and quarterly reports on Form 10-K and Form 10-Q electronically on the SEC's "EDGAR" system using the identifying number CIK No. 0000945094. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You can also view these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For more information on the operations of SEC's Public Reference Room, call 1-800-SEC-0330.

If you have received a copy of this prospectus, and would like a free copy of any document incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents), please write or call us at 3100 Sanders Road, Northbrook, Illinois 60062 (telephone :
1-800-453-6038).

PERFORMANCE INFORMATION

--------------------------------------------------------------------------------


We may advertise the performance of the Variable Sub-Accounts, including yield and total return information. Yield refers to the income generated by an investment in a Variable Sub-Account over a specified period. Total return represents the change, over a specified period of time, in the value of an investment in a Variable Sub-Account after reinvesting all income distributions.

All performance advertisements will include, as applicable, standardized yield and total return figures that reflect the deduction of insurance charges, the contract maintenance charge, and withdrawal charge. Performance advertisements also may include total return figures that reflect the deduction of insurance charges, but not the contract maintenance or withdrawal charges. The deduction of such charges would reduce the performance shown. In addition, performance advertisements may include aggregate average, year-by-year, or other types of total return figures.

Performance information for periods prior to the inception date of the Variable Sub-Accounts will be based on the historical performance of the corresponding Portfolios for the periods beginning with the inception dates of the Portfolios and adjusted to reflect current Contract expenses. You should not interpret these figures to reflect actual historical performance of the Variable Account.

We may include in advertising and sales materials tax deferred compounding charts and other hypothetical illustrations that compare currently taxable and tax deferred investment programs based on selected tax brackets. Our advertisements also may compare the performance of our Variable Sub-Accounts with: (a) certain unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, and the Shearson Lehman Bond Index; and/or (b) other management investment companies with investment objectives similar to the underlying funds being compared. In addition, our advertisements may include the performance ranking assigned by various publications, including the Wall Street Journal, Forbes, Fortune, Money, Barron's, Business Week, USA Today, and statistical services, including Lipper Analytical Services Mutual Fund Survey, Lipper Annuity and Closed End Survey, the Variable Annuity Research Data Survey, and SEI.

EXPERTS

--------------------------------------------------------------------------------

The financial statements and the related financial statement schedule incorporated in this prospectus by reference from Glenbrook's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   APPENDIX A
            Accumulation Unit Value and Number of Accumulation Units Outstanding for Each Variable Sub-Account Since Inception

                                  Basic Policy


For the Years Beginning January 1* and Ending December 31     1995         1996        1997        1998
                                                              ----         ----        ----        ----

STI CAPITAL APPRECIATION SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                 $10.000     $10.661     $13.105     $17.533
Accumulation Unit Value, End of Period                       $10.661     $13.015     $17.533     $22.310
Number of Units Outstanding, End of Period                   103,697   1,680,419   2,788,068   3,048,172

STI INVESTMENT GRADE BOND SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                 $10.000     $10.336     $10.429     $11.201
Accumulation Unit Value, End of Period                       $10.336     $10.429     $11.201     $12.090
Number of Units Outstanding, End of Period                   40,503      506,887     685,967     974,153

STI INTERNATIONAL EQUITY SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                   --        $10.000     $10.150     $11.699
Accumulation Unit Value, End of Period                         --        $10.150     $11.699     $12.790
Number of Units Outstanding, End of Period                     --         97,975     734,702     785,600

STI MID-CAP EQUITY SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                 $10.000     $10.285     $11.775     $14.200
Accumulation Unit Value, End of Period                       $10.285     $11.775     $14.200     $15.035
Number of Units Outstanding, End of Period                   80,549      959,682    1,354,069  1,398,523

STI SMALL CAP EQUITY SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                   --           --       $10.000      $9.769
Accumulation Unit Value, End of Period                         --           --        $9.769      $8.464
Number of Units Outstanding, End of Period                     --           --       111,688     339,380

STI VALUE INCOME STOCK SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                 $10.000     $10.696     $12.518     $15.663
Accumulation Unit Value, End of Period                       $10.696     $12.518     $15.663     $16.950
Number of Units Outstanding, End of Period                   124,596    2,238,993   3,718,933  3,867,770

FEDERATED PRIME MONEY FUND II SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                 $10.000     $10.052     $10.429     $10.796
Accumulation Unit Value, End of Period                       $10.052     $10.429     $10.796     $11.177
Number of Units Outstanding, End of Period                   132,650     488,506     343,107     483,734


* The following Variable  Sub-Accounts  commenced operations on October 6, 1995:
STI Mid-Cap Equity, STI Capital Appreciation, STI Value Income Stock, STI Investment Grade Bond, and Federated Prime Money Fund II. The STI International Equity Sub-Account commenced operations on November 7, 1996. The STI Small Cap Equity Sub-Account commenced operations on October 20, 1997. No Accumulation unit data is shown for the AIM V.I. Capital Appreciation, AIM V.I. High Yield, Oppenheimer Strategic Bond, Oppenheimer Multiple Strategies, Templeton Bond, and Templeton Stock Sub-Accounts (collectively the "New Sub-Accounts"), which commenced operations as of January 10, 1999. The Accumulation Unit Values in this table reflect a Mortality and Expense Risk Charge of 1.25% and an Administrative Expense Charge of 0.10%.

            Accumulation Unit Values and Number of Accumulation Units Outstanding for Each Variable Sub-Account Since Inception

                 Basic Policy plus Enhanced Death Benefit Rider


For the Years Beginning January 1* and Ending December 31               1997          1998
                                                                        ----          ----

STI CAPITAL APPRECIATION SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                          $13.019       $17.521
Accumulation Unit Value, End of Period                                $17.521       $22.272
Number of Units Outstanding, End of Period                            740,261      1,683,922

STI INTERNATIONAL EQUITY SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                          $10.153       $11.692
Accumulation Unit Value, End of Period                                $11.692       $12.768
Number of Units Outstanding, End of Period                            449,232       694,787

STI INVESTMENT GRADE BOND SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                          $10.432       $11.193
Accumulation Unit Value, End of Period                                $11.193       $12.070
Number of Units Outstanding, End of Period                            187,763      1,683,922

STI MID-CAP EQUITY SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                          $11.779       $14.190
Accumulation Unit Value, End of Period                                $14.190       $15.010
Number of Units Outstanding, End of Period                            329,138       671,132

STI SMALL CAP EQUITY SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                          $10.000        $9.768
Accumulation Unit Value, End of Period                                 $9.768        $8.454
Number of Units Outstanding, End of Period                            161,267       706,858

STI VALUE INCOME STOCK SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                          $12.522       $15.652
Accumulation Unit Value, End of Period                                $15.652       $16.900
Number of Units Outstanding, End of Period                            923,837      1,961,704

FEDERATED PRIME MONEY FUND II SUB-ACCOUNT
Accumulation Unit Value, Beginning of Period                          $10.432       $10.789
Accumulation Unit Value, End of Period                                $10.789       $11.158
Number of Units Outstanding, End of Period                            240,430       266,876


* The Enhanced Death Benefit Rider was made available for the Federated Prime Money Fund II, STI Capital Appreciation, STI International Equity, STI Investment Grade Bond, STI Mid-Cap Equity, and STI Value Income Stock Sub-Accounts on May 1, 1997, and for the STI Small Cap Equity Sub-Account on October 20, 1997. The Accumulation Unit Values in this table reflect a Mortality and Expense Risk Charge of 1.35% and an Administrative Expense Charge of 0.10%. No Accumulation unit data is shown for the New Sub-Accounts for which the Enhanced Death Benefit Rider was made available as of January 10, 1999.

                                       [back cover]


                                           APPENDIX B

                                     MARKET VALUE ADJUSTMENT



The Market Value Adjustment is based on the following:

I = the interest crediting rate for a Guarantee Period

N = the number of whole and partial years from the date we receive the transfer, withdrawal, or death benefit request, or from the Payout Start Date to the end of the Guarantee Period; and

J = the current interest crediting rate offered for a Guarantee Period of length N on the date we determine the Market Value Adjustment.

     J will be determined by a linear interpolation between the current interest rates for the next higher and lower integral years. For purposes of interpolation, current interest rates for Guarantee Periods not available under this Contract will be calculated in a manner consistent with those which are available.

The Market Value Adjustment factor is determined from the following formula:

                                .9 X (I - J) X N

Any transfer, withdrawal, or death benefit (depending on your Contract) paid or amount applied to an Income Plan from a Guarantee Period (except during the 30 day period after such Guarantee Period expires) will be multiplied by the Market Value Adjustment factor to determine the Market Value Adjustment.

                               EXAMPLES OF MARKET VALUE ADJUSTMENT

Purchase Payment:   $10,000 allocated to a Guarantee Period
Guarantee Period:   5 years
Interest Rate:      4.50%
Full Surrender:     End of Contract Year 3


NOTE: This illustration assumes that premium taxes are not applicable.

                  EXAMPLE 1: (Assumes declining interest rates)


Step 1.  Calculate  Contract Value at End of Contract    10,000.00 X (1.0450)3 = $11,411.66
Year 3:


Step 2. Calculate the Free Withdrawal Amount:            .10 X 11,411.66 = $1,141.17



Step 3. Calculate the Withdrawal Charge:                 .05 X (10,000.00 - 1,141.17) = $442.94



Step 4. Calculate the Market Value Adjustment:           I   =         4.5%
                                                         J   =         4.2%

                                                                        730 Days
                                                                        --------
                                                         N   =          365 days    = 2

                                                         Market Value Adjustment Factor: .9 X (I-J) X N

                                                         = .9 X (.045 - .042) X (730/365) = .0054

                                                         Market Value Adjustment = Market Value Adjustment Factor
                                                         X Amount  Subject to Market Value Adjustment:

                                                         = .0054 X 11,411.66 = $61.62



Step 5. Calculate the amount received by
Customers as a result of full withdrawal
at the end of Contract Year 3:                           11,411.66 - 442.94 + 61.62 = $11,030.34




                           EXAMPLE 2: (Assumes rising interest rates)



Step 1.  Calculate  Contract  Value at End of Contract   10,000.00 X (1.045)3 = $11,411.66
Year 3:


Step 2. Calculate the Free Withdrawal Amount:            .10 X (11,411.66) = $1,141.17



Step 3. Calculate the Withdrawal Charge:                 .05 X (10,000.00 - 1,141.17) = $442.94



Step 4. Calculate the Market Value Adjustment:           I   =         4.5%
                                                         J   =         4.8%

                                                                       730 days
                                                                       --------
                                                         N   =         365 days    = 2

                                                         Market Value Adjustment Factor: .9 X (I-J) X N

                                                         = .9 X (.045 - .048) X (730/365) = -.0054


                                                         Market Value Adjustment =  Market Value Adjustment Factor
                                                         X Amount  Subject to Market Value Adjustment:

                                                         = -.0054 X 11,411.66 = - $61.62


Step 5. Calculate the amount received by Customers as a result of full withdrawal at the end of Contract
Year 3:

                                              11,411.66 - 442.94 - 61.62 = $10,907.10

This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made. We do not authorize anyone to provide any information or representations regarding the offering described in this prospectus other than as contained in this prospectus.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The By-laws of Glenbrook Life and Annuity Company ("Registrant") provide that Registrant will indemnify its officers and directors for certain damages and expenses that may be incurred in the performance of their duty to Registrant. No indemnification is provided, however, when such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty, unless indemnification is deemed appropriate by the court upon application.

ITEM 16.  EXHIBITS.

Exhibit No.    Description

(1) Form of Underwriting Agreement (Incorporated herein by reference to the initial filing of Registrant's Form S-1 Registration Statement (File No. 333-07275) dated June 28, 1996)

(2)            None

(4) Form of Glenbrook Life and Annuity Flexible Premium Deferred Variable Annuity Contract (Previously filed in Post-Effective Amendment No. 2 to this Registration Statement (File No. 033-91916) dated February 25, 1997)

(5)(a) Opinion of General Counsel re: Legality (Incorporated herein by reference to initial filing of Registrant's Form S-1 Registration Statement (File No. 333-07275) dated June 28, 1996)

(5)(b)         Opinion of General Counsel re:  Legality

(8)            None

(11)           None

(12)           None

(15)           None

(23)(a)        Consent of Independent Public Accountants

(23)(b)        Consent of Attorneys

(24)(a) Powers of Attorney (Previously filed in Post-Effective Amendment No. 1 to this Registration Statement (File No. 033-91916) dated April 9, 1996)

(24)(b)        Power of Attorney for Thomas J. Wilson, II

(25)           None

(26)           None

(27)           Not applicable

(99) Form of Resolution of Board of Directors (Previously filed in Post-Effective Amendment No. 1 to this Registration Statement (File No. 033-91916) dated April 9, 1996)

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof ) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, Glenbrook Life and Annuity Company, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized and attested, in the Township of Northfield, State of Illinois on the 27th day of April, 1999.

                       GLENBROOK LIFE AND ANNUITY COMPANY
                                  (REGISTRANT)

(SEAL)

Attest: /s/BRENDA D. SNEED                   By: /s/MICHAEL J. VELOTTA
        ------------------                       ---------------------
        Brenda D. Sneed                          Michael J. Velotta
        Assistant Secretary                      Vice President, Secretary and
        and Assistant General Counsel            General Counsel


Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the 27th day of April, 1999.


*/LOUIS G. LOWER, II                     Chairman of the Board, Chief
 -------------------                     Executive Officer and Director
  Louis G. Lower, II                     (Principal Executive Officer)

/s/MICHAEL J. VELOTTA                    Vice President, Secretary, General
---------------------                    Counsel and Director
   Michael J. Velotta

*/THOMAS J. WILSON, II                   Vice Chairman and Director
----------------------                   (Principal Operating Officer)
  Thomas J. Wilson, II

*/PETER H. HECKMAN                       President, Chief Operating Officer
------------------                       and Director
  Peter H. Heckman

*/JOHN R. HUNTER                         Director
----------------
  John R. Hunter

*/KEVIN R. SLAWIN                        Vice President and Director
-----------------                        (Principal Financial Officer)
  Kevin R. Slawin

*/G. CRAIG WHITEHEAD                     Vice President and Director
--------------------
  G. Craig Whitehead

*/KEITH A. HAUSCHILDT                    Assistant Vice President and Controller
---------------------                    (Principal Accounting Officer)
  Keith A. Hauschildt



*/ By Michael J. Velotta, pursuant to Powers of Attorney previously filed or filed herewith.

                                  EXHIBIT LIST

The following exhibits are filed herewith:

Exhibit No.           Description

(5)(b)                Opinion of General Counsel re: Legality
(23)(a)               Independent Auditors' Consent
(23)(b)               Consent of Attorneys
(24)(b)               Power of Attorney for Thomas J. Wilson, II